Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

RANK GROUP LIMITED

PACKAGING HOLDINGS INC.

BLUE RIDGE HOLDING CORP.

and

KPS SPECIAL SITUATIONS FUND, L.P.
(solely in its capacity as the
Stockholder Representative)

Dated as of June 13, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of June 13, 2007 (this “Agreement”), by and among Rank Group Limited, a New Zealand company, (“Parent”), Packaging Holdings Inc., a Delaware corporation (“Newco”), Blue Ridge Holding Corp., a Delaware corporation (the “Company”), and KPS Special Situations Fund, L.P., a Delaware limited partnership (the “Stockholder Representative”), solely in its capacity as the Stockholder Representative.  Capitalized terms used herein shall have the meanings given them in Section 9.3 hereof.

Recitals

WHEREAS, the board of directors of the Company and the board of directors of Newco have approved and declared advisable this Agreement and the merger (the “Merger”) of Newco with and into the Company, with the Company as the surviving corporation, on the terms and subject to the conditions set in this Agreement; and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Newco shall be merged with and into the Company.  At the Effective Time, the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger and the other transactions contemplated by the Ancillary Agreements are referred to in this Agreement collectively as the “Transactions.”

Section 1.2             Closing.  The closing of the Transactions (the “Closing”) shall take place immediately following the Effective Time at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York  10022 at 10:00 a.m. (Eastern Time), which shall occur on the third Business Day following the satisfaction or waiver by all parties of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other place, time and date as shall be agreed in writing by the parties hereto, provided, that in no event shall the Closing occur prior to June 30, 2007.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3             Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file or cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger in substantially the form of Exhibit B hereto (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as the parties shall mutually agree and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4             Effects.  The Merger shall have the effects set forth in this Agreement and Section 259(a) of the DGCL.

Section 1.5             Certificate of Incorporation and By-laws.  The Charter Amendment shall be filed by the Company in accordance with the DGCL on the day immediately prior to the Closing.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time (after giving effect to the Charter Amendment) shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6             Directors.  The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, effective as of the Closing Date, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7             Officers.  The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation, effective as of the Closing Date (who may include certain officers of the Company immediately prior to the Effective Time), until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Initial Merger Consideration.

(a)           The initial aggregate consideration (the “Initial Common Equity Consideration”) to be paid in connection with the Merger to the holders of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and the RSUs shall be an amount equal to the following (which amount shall be adjusted as provided herein):

(1)           $338,000,000 (the “Total Consideration”); plus

(2)           the amount of Estimated Closing Cash; plus

(3)           the amount, if any, by which the Estimated Closing Net Working Capital is greater than $47,083,355 (the “Net Working Capital Target”); minus

(4)           the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target; minus

(5)           the amount of unpaid Estimated Company Transaction Expenses; minus

(6)           the amount of Estimated Closing Indebtedness, including the Indebtedness of the Company and the Company Subsidiaries under or in respect of:

(i)            the credit agreement, dated as of December 17, 2003, as thereafter amended, by and among Blue Ridge Paper Products Inc., a Delaware corporation (“BRPPI”), as borrower, the lenders from time to time party thereto and General Electric Capital Corporation, as administrative agent, agent and lender;

(ii)           the 9.50% senior secured notes due 2008 (the “2008 Notes”) of BRPPI, provided that notwithstanding anything else to the contrary, for purposes of this Agreement the Indebtedness under or in respect of the 2008 Notes shall equal the sum of (I) 104.75% of the principal amount thereof plus (II) all accrued and unpaid interest thereon through the Closing Date (the “Note Prepayment Amount”); provided, however, that in the event Parent notifies the Company that it intends to satisfy the 2008 Notes by a defeasance or satisfaction and discharge mechanism, the amount in respect of the 2008 Notes shall instead equal the sum of (x) the amount required to be deposited with the trustee thereunder to effectuate such defeasance or satisfaction and discharge (provided that for purposes of this clause the amount deposited in respect of accrued interest shall not be deemed to include any interest accruing from and after the Closing Date) plus (y) if the amount described in clause (x) does not include a prepayment penalty, 4.75% of the principal amount of the 2008 Notes; provided that in no event shall the amount determined under this proviso exceed the Note Prepayment Amount;

(iii)          the Pay-In-Kind Senior Subordinated Note, dated May 14, 1999, by the Company in favor of International Paper Company (successor in interest to Champion International Corporation); and

(iv)          the promissory note, dated July 9, 2003, in the original principal amount of $818,550; minus

(7)           the Aggregate Preferred Stock Amount; minus

(8)           the amount of the MSA Termination Payment; and minus

(9)           an amount equal to $1,500,000, increased by any additional amount (not to exceed $1,000,000) determined under the last sentence of Section 2.6(a) (as increased, the “PPA Escrow Amount”).

(b)           At the Closing, Parent or Newco shall pay by wire transfer of immediately available funds the following:

(1)           to the Paying Agent, an amount equal to the product of (x) the Initial Common Equity Consideration multiplied by (y) the Appraisal Rights Fraction, if any;

(2)           to the Paying Agent, an amount equal to the Initial Preferred Stock Amount;

(3)           to the Escrow Agent, (i) for deposit in an escrow account (the “Indemnity Escrow Account”), the Indemnity Escrow Amount and (ii) for deposit in an escrow account (the “PPA Escrow Account”), the PPA Escrow Amount, in each case, such amounts to be held in a separate escrow account and distributed by the Escrow Agent and in accordance with the Escrow Agreements and the applicable provisions of this Agreement; and

(4)           to the Stockholder Representative for deposit into a separate account, the Administrative Expense Amount to be held in such separate account and distributed by the Stockholder Representative in accordance with the applicable provisions of this Agreement.

(c)           Subject to Section 2.4, the Initial Common Equity Consideration shall be distributed to holders of Company Common Stock and RSUs by the Paying Agent as provided in Section 2.3 and Section 2.5 and in accordance with the Paying Agent Agreement.

(d)           The Initial Preferred Stock Amount shall be distributed to holders of the Company Preferred Stock by the Paying Agent as provided in Section 2.3 and Section 2.5 and in accordance with the Paying Agent Agreement.

(e)           At the Closing, Parent or the Surviving Corporation or a Company Subsidiary, shall pay the Estimated Company Transaction Expenses in the amounts and to the Persons specified therein.

(f)            At the Closing, Parent or the Surviving Corporation or a Company Subsidiary, shall pay the MSA Termination Payment in accordance with the terms of the MSA Termination Agreement.

(g)           At the Closing, Parent or the Surviving Corporation or a Company Subsidiary, shall pay all Indebtedness set forth under Section 2.1(a)(6)(i), (iii) and (iv) to the lenders of such Indebtedness.

(h)           Subject to Section 2.4, any amount (other than any portion of the Initial Common Equity Consideration) which any of the holders of Company Common Stock or RSUs become entitled hereunder after the Closing under Section 2.7 (including any amounts payable for their account under the PPA Escrow Agreement) (collectively, as agreed to by the Stockholder Representative or as otherwise determined hereunder, the “Additional Common Equity Consideration”), which amounts shall be paid to the Paying Agent for distribution to the holders of Company Common Stock and RSUs, and thereafter distributed to them as provided in Section 2.3, Section 2.5, Section 2.7 and, to the extent applicable, in accordance with the Paying Agent Agreement.

(i)            Subject to Section 2.4, any amounts (other than any portion of the Initial Preferred Stock Amount) which any of the holders of Company Preferred Stock become entitled hereunder after the Closing (including any amounts payable for their account under the Indemnity Escrow Agreement)(collectively, as agreed to by the Stockholder Representative or as otherwise determined hereunder, the “Additional Preferred Stock Consideration”), which amounts shall be paid directly to the holders of Company Preferred Stock as provided herein.

Section 2.2             Effect on Capital Stock of Newco.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each issued and outstanding share of common stock of Newco shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of capital stock of Newco, the Surviving Corporation shall promptly issue to the owners thereof a certificate or certificates representing the share of common stock of the Surviving Corporation into which it has been converted.  As of immediately after the Effective Time, such shares shall be the only issued and outstanding capital stock of the Surviving Corporation.

Section 2.3             Effect on Company Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder:

(a)           Cancellation of Treasury Stock.  Each share of Company Common Stock that is owned by the Company or any Company Subsidiary shall in each case no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock to be canceled in accordance with Section 2.3(a) and other than Appraisal Rights Shares) shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the sum of (i) the Per Share Initial Common Equity Consideration and (ii) the Per Share Additional Common Equity Consideration, if any (any such Per Share Additional Common Equity Consideration shall be paid to the holders of Company Common Stock at such time following the Closing as provided herein); provided, however, the Paying Agent shall not deliver to a holder of Company Common Stock any cash for such holder’s outstanding Company Common Stock until such holder has delivered to the Paying Agent a letter of transmittal that shall be in a form reasonably agreed to by Parent and the Company and that shall specify that delivery shall be effected, and risk of loss and title to the pertinent securities shall pass, only upon actual delivery of the Stock Certificates and Company Common Stock Surrender Forms or Company Preferred Stock Surrender Forms, as the case may be, to the Paying Agent (a “Letter of Transmittal”) and Company Common Stock Surrender Forms to accompany the certificates for such shares of Company Common Stock; and provided, further, that if a holder of Company Common Stock has not delivered to the Paying Agent such Letter of Transmittal and Company Common Stock Surrender Forms at Closing, the Paying Agent shall hold such amount and not pay such amount to such holder of Company Common Stock until such Letter of Transmittal and Company Common Stock Surrender Forms are delivered.

(c)           Restricted Stock Units.  Each RSU outstanding immediately prior to the Effective Time shall vest, if applicable, and become free of any lapse restriction (without regard to whether the RSU is then vested or the applicable restrictions have lapsed) at or prior to the Effective Time.  At the Effective Time each RSU shall be canceled, and upon cancellation thereof, each holder thereof shall cease to have any rights with respect thereto, except the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) the number of shares of Company Common Stock covered by such RSUs prior to their cancellation and (ii) the sum of (x) the Per Share Initial Common Equity Consideration plus (y) the Per Share Additional Common Equity Consideration, if any (any such Per Share Additional Common Equity Consideration shall be paid to the holders of RSUs at such time following the Closing as provided herein).

(d)           Company Preferred Stock.  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the sum of (i) the Per Share Initial Preferred Stock Amount and (ii) the Per Share Additional Preferred Stock Consideration, if any (any such Per Share Additional Preferred Stock Consideration shall be paid to the holders of Company Preferred Stock at such times following the Closing as specified herein; provided, however, that the holders of Company Preferred Stock shall not be entitled to receive any cash for such holder’s outstanding Company Preferred Stock until such holder has delivered to the Paying Agent a Letter of Transmittal and Company Preferred Stock Surrender Forms to accompany the certificates for such shares of Company Preferred Stock; and provided, further, that if a holder of Company Preferred Stock has not delivered to the Paying Agent such Letter of Transmittal and Company Preferred Stock Surrender Forms at Closing, the Person required to make any payment to the such holder of Company Preferred Stock hereunder shall hold such amount and not pay such amount to such holder of Company Preferred Stock until such Letter of Transmittal and Company Preferred Stock Surrender Forms are delivered.

(e)           No Further Rights.  Each of the Company securities, when converted pursuant to this Section 2.3, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates representing any shares of Company Common Stock or Company Preferred Stock (the “Stock Certificates”) or any evidence of any RSU shall cease to have any rights with respect thereto, except the right to receive the respective cash consideration provided for in this Section 2.3.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of any Company security shall be made thereafter.  If, after the Effective Time, Stock Certificates or evidence of any RSU are presented to the Surviving Corporation, they shall be canceled and exchanged by the Paying Agent as provided for in this Agreement).

Section 2.4             Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (“Appraisal Rights Shares”) that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal thereof pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive any portion of the consideration specified in Section 2.3(b), but rather the holders of Appraisal Rights Shares shall be entitled to payment of the fair market value of such Appraisal Rights Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such shares shall cease to be Appraisal Rights Shares, the right of such holder to be paid the fair value thereof shall cease and such shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration payable to such holder under the terms of Section 2.3.  In the event (x) any Appraisal Rights Share shall so cease to be an Appraisal Rights Share, the Surviving Corporation shall promptly pay to the Paying Agent any incremental amount that would have been required to have been paid to the Paying Agent hereunder if such share had never been an Appraisal Rights Share and (y) that any holder of Appraisal Rights Shares is entitled to payment of the fair market value of such Appraisal Rights Shares in accordance with Section 262, the Surviving Corporation shall be responsible to pay such holder all of such amount, and the Surviving Corporation shall be entitled to indemnification for any amounts in excess of the amount such holder would have received hereunder, as provided under Section 8.2(a)(iii).

Section 2.5             Exchange of Stock Certificates.

(a)           Paying Agent.  Prior to the Closing, Newco and the Company shall authorize one or more Persons, mutually agreed upon prior to the Closing by Newco and the Company, to act as paying agent hereunder (the “Paying Agent”), upon the terms and subject to the conditions reasonably acceptable to Newco and the parties thereto set forth in a definitive agreement to be entered into prior to the Closing by and among the Company and the Paying Agent (the “Paying Agent Agreement”), pursuant to which the Paying Agent shall agree to act as Paying Agent in accordance with the terms of this Agreement and shall agree to take full responsibility for satisfying all claims after the Effective Time that may be made by the holders of Company Common Stock, RSUs or Company Preferred Stock (other than any claims made by holders of Appraisal Rights Shares and any expenses or amounts to be paid to holders of Appraisal Rights Shares in connection with such claims).

(b)           Deposited Funds.

(i)            For the avoidance of doubt, (x) subject to Section 2.4, upon depositing, or causing to be deposited, the amounts required hereunder with the Paying Agent, Newco shall have discharged in full its payment obligations with respect to the Initial Preferred Stock Amount, the Initial Common Equity Consideration and any Additional Common Equity Consideration and (y) upon making any payments required to be paid pursuant to the terms hereunder with respect to Additional Preferred Stock Consideration, Newco shall have discharged in full its payment obligations with respect to any Additional Preferred Stock Consideration.

(ii)           In accordance with the Paying Agent Agreement, amounts deposited with the Paying Agent shall be invested by the Paying Agent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”) or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank having at least $100,000,000 in assets, in each case with maturities not exceeding seven days, or in money market funds which are invested solely in such investments, and any net earnings with respect thereto shall be for the account of the Surviving Corporation.  No deposits made with the Paying Agent hereunder shall be used by the Paying Agent for any purpose except as set forth herein.  The Paying Agent shall make the payments referred to in Sections 2.3(b), (c) and, with respect to the Per Share Initial Preferred Stock Amount only, (d) by wire transfer in immediately available funds if so requested by the applicable recipient.

(c)           Exchange Procedures for Company Common Stock and Company Preferred Stock.

(i)            Prior to the Closing Date, the Paying Agent shall mail to each holder of shares of Company Common Stock, other than shares of Company Common Stock to be canceled or retired pursuant to Section 2.3(a) and each holder of shares of Company Preferred Stock (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of the Stock Certificates in exchange for the consideration specified in Section 2.3(b) or Section 2.3(d), as the case may be.

(ii)           Upon surrender of shares of Company Common Stock or Company Preferred Stock for cancellation to the Paying Agent, together with such Letter of Transmittal, duly executed, and such other documents as may be reasonably requested by the Paying Agent, the holder of such shares of Company Common Stock or Company Preferred Stock shall be entitled to receive in exchange therefor the amount of cash provided hereunder, and the shares of Company Common Stock or Company Preferred Stock so surrendered shall forthwith be canceled.  No interest shall be paid or shall accrue on the cash payable upon the surrender of any shares of Company Common Stock or Company Preferred Stock.  If payment is to be made to a Person other than the Person in whose name the shares of Company Common Stock or Company Preferred Stock so surrendered is registered, it shall be a condition of payment that the Stock Certificates representing such shares of Company Common Stock or Company Preferred Stock shall be properly endorsed or otherwise in proper form for transfer.

(iii)          If any Stock Certificate shall have been lost, stolen, damaged or destroyed, upon (A) the making of an affidavit of that fact by the Person claiming such Stock

Certificate to be lost, stolen, damaged or destroyed and (B) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in form and substance reasonably satisfactory to the Company and the Paying Agent, the Paying Agent shall issue, in exchange for shares of Company Common Stock or Company Preferred Stock evidenced by such lost, stolen, damaged or destroyed Stock Certificate, the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such lost, stolen, damaged or destroyed Stock Certificate shall have been converted pursuant to Section 2.3(b) or Section 2.3(d), as the case may be.

(d)           Duties and Responsibilities of Paying Agent.  The Paying Agent shall also be responsible for complying with all applicable Laws, including escheat and withholding Laws.  Any Initial Common Equity Consideration, Additional Common Equity Consideration or Initial Preferred Stock Amount remaining unclaimed as of a date which is immediately prior to such time as such amount would otherwise escrow to or become property of any Governmental Entity (“Unclaimed Amounts”) shall, to the extent permitted by applicable Law (as defined herein), become the property of the Surviving Corporation; provided, that the Surviving Corporation shall thereafter remain solely and primarily liable for the payment of any Unclaimed Amounts to any holder of Company securities; and provided, further, that in no event shall Parent, Newco or any of their Affiliates have any liability with respect thereto to any holder of Company securities in excess of such Unclaimed Amounts paid over to the Surviving Corporation.

(e)           Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.6             Determinations.

(a)           Not more than five (5) nor less than three (3) Business Days prior to the Closing Date, the Company shall provide to Newco a certificate (the “Company’s Estimated Closing Date Certificate”), signed by an officer of the Company, setting forth its estimate, of (i) Net Working Capital of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and the payments required under Sections 2.1(e), (f) and (g) (such estimate, “Estimated Closing Net Working Capital”), (ii) cash and Cash Equivalents of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and the payments required under Sections 2.1(e), (f) and (g) (such estimate, “Estimated Closing Cash”), (iii) the amount of Indebtedness of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and the payments required under Sections 2.1(e), (f) and (g) (such estimate, “Estimated Closing Indebtedness”) and (iv) the aggregate unpaid Company Transaction Expenses of the Company and the Company Subsidiaries (such estimate, the “Estimated Company Transaction Expenses”), together with reasonable supporting documentation relating thereto.  The Company’s Estimated Closing Date Certificate shall be prepared reasonably using such information as is then in the possession of the Company and the Company Subsidiaries and calculated using the GAAP accounting principles, methods and practices used in the consolidated balance sheet that is part of the Unaudited Company Financial Statements except as set forth in Section 2.6 of the Company Disclosure Schedule and the definitions set forth herein (the “Accounting Standards”).  In the event Newco and Parent object in good faith to any element of the Company’s Estimated Closing Date Certificate, Newco and Parent shall so inform the Company and the parties shall attempt to resolve their disagreements; provided, however, that if such disagreements have not been resolved prior to the Closing Date, the Closing shall nonetheless occur and the $1,500,000 PPA Escrow Amount shall be increased by an amount (not to exceed $1,000,000) by which the Initial Common Equity Consideration would have been reduced if the Company’s Estimated Closing Date Certificate had been revised as proposed by Newco and Parent.

(b)           From and after the delivery of the Company’s Estimated Closing Date Certificate, the Company shall provide Parent, Newco and their Representatives with reasonable access during normal business hours to the properties, books, records and executive officers and management employees of the Company to the extent reasonably related to Newco’s review and confirmation of the information contained therein.

Section 2.7             Adjustment.

(a)           As soon as reasonably practicable, and no later than seventy-five (75) calendar days after the Closing Date, the Surviving Corporation will deliver to the Stockholder Representative a statement (the “Closing Date Statement”) setting forth:

(i)            the Net Working Capital of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and any payments required under Sections 2.1(e), (f) and (g),
(ii)           the cash and Cash Equivalents of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and any payments required under Sections 2.1(e), (f) and (g),
(iii)          the amount of Indebtedness of the Company and the Company Subsidiaries as of immediately following the Effective Time but without giving effect to the Merger itself and any payments required under Sections 2.1(e), (f) and (g),
(iv)          the unpaid Company Transaction Expenses, and
(v)           a calculation of the amount, if any, by which the Initial Common Equity Consideration would have been greater or less if the amounts set forth in the Closing Date Statement had been used in the determination thereof rather than the amounts in the Company’s Estimated Closing Date Certificate (such amount, the “PPA”).

(b)           The Closing Date Statement shall include such supporting information and calculations as shall be reasonably necessary to permit an evaluation of the same, and the Surviving Corporation shall provide the Stockholder Representative with access to the Surviving Corporation’s executive officers, employees, books and records (including work papers) to the extent reasonably related to the Stockholder Representative’s review of the Closing Date Statement.

(c)           If the Stockholder Representative disagrees with any aspect of the Closing Date Statement and the Surviving Corporation’s calculation of the PPA, the Stockholder Representative shall deliver to the Surviving Corporation, with a copy to Parent, a reasonably detailed (to the extent practicable) written notice of any such disagreement within thirty (30) days after its receipt of the Closing Date Statement.  For the avoidance of doubt, it is expressly agreed that no objection may be raised and no adjustment may be proposed by the Stockholder Representative to any entry or item contained in the Closing Date Statement or the PPA except on the grounds that such item or entry has not been calculated in accordance with the Accounting Standards and the provisions of this Agreement or is mathematically incorrect.

(d)           If no notice of disagreement is received by the Surviving Corporation on or prior to the close of business at 5:00 p.m. (Eastern Daylight Time) on the last day of such thirty (30) day period, the Closing Date Statement and the calculation of the PPA set forth therein shall be deemed accepted by the Stockholder Representative.  If any such notice of disagreement is timely provided, the Surviving Corporation and the Stockholder Representative shall use their commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the PPA.

(e)           If, at the end of such twenty (20) days, the parties are unable to resolve any disagreements despite the use of such party’s commercially reasonable efforts, then a nationally recognized independent accounting firm reasonably agreed upon by the Surviving Corporation and the Stockholder Representative (the “Independent Accounting Firm”) shall resolve any remaining disagreements.  If the Stockholder Representative and the Surviving Corporation are unable to agree on the Independent Accounting Firm, then the Stockholder Representative and the Surviving Corporation shall each have the right to request the American Arbitration Association to appoint the Independent Accounting Firm.  Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter.  All fees and expenses relating to the work to be performed by the Independent Accounting Firm shall be paid by the Surviving Corporation and the Stockholder Representative in proportions inverse to the relative extent to which they prevail on matters resolved by the Independent Accounting Firm, which proportionate allocation shall be determined by the Independent Accounting Firm.  The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Stockholder Representative and the Surviving Corporation, and not by independent review, only those issues and amounts still in dispute and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with the Accounting Standards and the other applicable provisions of this Agreement.  The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of the conclusion of the presentation of evidence by the parties and to be set forth in a written statement delivered to the Stockholder Representative and the Surviving Corporation, which written statements shall be delivered to the Independent Accounting Firm within 10 days after the engagement of such firm.  Such determination shall be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by any party pursuant to any provision hereof.  Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(f)            The “Final Statement” shall be (i) the Closing Date Statement in the event that the Stockholder Representative does not deliver a notice of dispute in the 30 day period specified above or accepts the Closing Date Statement or (ii) the Closing Date Statement agreed upon by the parties or, failing such agreement, determined by the Independent Accounting Firm.  As used herein the “Final PPA” shall be the PPA reflected on the Final Statement.

(g)           If the Final PPA is a positive number (i.e., the Initial Common Equity Consideration determined using the Final Statement is greater than the Initial Common Equity Consideration determined using the Company’s Estimated Closing Date Certificate), (x) the Surviving Corporation shall pay to the Paying Agent for distribution to the holders of Company Common Stock and RSUs, as Additional Common Equity Consideration, under Sections 2.3(b), 2.3(c) and 2.5 an amount equal to the product of the Appraisal Rights Fraction, if any, multiplied by the Final PPA, together with interest thereon from and after the Closing at a rate of 6% per annum and (y) the Stockholder Representative and the Surviving Corporation shall jointly instruct the Escrow Agent under the PPA Escrow Agreement to make the following payments:

(i)            to the Paying Agent for distribution to the holders of Company Common Stock and RSUs, as Additional Common Equity Consideration, under Section 2.3(b), 2.3(c) and Section 2.5 an amount equal to the product of:

(1)           the Appraisal Rights Fraction, if any, multiplied by

(2)           the PPA Escrow Amount, together with interest actually earned thereon, and

(ii)           to the Surviving Corporation, the amount remaining, if any, on deposit in the PPA Escrow Account after the payments contemplated by subparagraph (i) above.

(h)           If the Final PPA is a negative number (i.e., the Initial Common Equity Consideration determined using the Final Statement is less than the Initial Common Equity Consideration determined in the Company’s Estimated Closing Date Certificate), the Stockholder Representative and the Surviving Corporation jointly shall instruct the Escrow Agent under the PPA Escrow Agreement to make the following payments:

(i)            to the Surviving Corporation the lesser of (x) the absolute value of the Final PPA, together with interest thereon from and after the Closing at a rate of 6% per annum and (y) the PPA Escrow Amount, together with interest actually earned thereon,
(ii)           to the Paying Agent for distribution to the holders of Company Common Stock and RSUs, as Additional Common Equity Consideration, under Sections 2.3(b), 2.3(c) and 2.5, the product of (x) the Appraisal Rights Fraction, if any, multiplied by (y) the amount remaining, if any, on deposit in the PPA Escrow Account after the payments contemplated by subparagraph (i) above, and
(iii)          to the Surviving Corporation, the amount remaining, if any, on deposit in the PPA Escrow Account after the payments contemplated by subparagraphs (i) and (ii) above.

If the amount described in clause (i) above is less than the absolute value of the Final PPA, together with interest thereon from and after the Closing at a rate of 6% per annum (the amount of such shortfall, the “Shortfall”), the Stockholder Representative and the Surviving Corporation shall jointly instruct the Escrow Agent under the Indemnity Escrow Agreement to pay to the Surviving Corporation an amount equal to the Shortfall, together with interest thereon from and after the Closing at a rate of 6% per annum.

(i)            If the Final PPA is zero, the Stockholder Representative and the Surviving Corporation shall jointly instruct the Escrow Agent under the PPA Escrow Agreement to make the following payments:

(i)   to the Paying Agent for distribution to the holders of Company Common Stock and RSUs, as Additional Common Equity Consideration, under Section 2.3(b), 2.3(c) and Section 2.5 an amount equal to the product of (x) the Appraisal Rights Fraction, if any, multiplied by (y) PPA Escrow Amount, together with interest actually earned thereon; and

(ii)  to the Surviving Corporation, the amount remaining, if any, on deposit in the PPA Escrow Account after the payments contemplated by subparagraph (i) above.

Section 2.8             Stockholder Representative.

(a)           Parent,  Newco, the Surviving Corporation, their Affiliates, the Escrow Agent and the Paying Agent shall be entitled to deal exclusively with the Stockholder Representative with respect to all matters arising under this Agreement, the Escrow Agreements and the Paying Agent Agreement, including the receipt of notices and the exercise of any rights with respect to Newco’s obligations under this Agreement, the Escrow Agreements and the Paying Agent Agreement, the modification or amendment of the terms of such agreements, the waiver of conditions, and resolution of disputes or uncertainties arising thereunder, the execution and delivery of documents, the payment of amounts due and the delivery and receipt of notice regarding indemnification matters.  Parent, Newco, the Surviving Corporation, their respective Affiliates, the Escrow Agent and the Paying Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Stockholder Representative without independent investigation.  Parent, Newco, the Surviving Corporation, their respective Affiliates, the Escrow Agent and the Paying Agent shall have no liability to any holders of Company securities or any other constituencies for any acts or omissions of the Stockholder Representative (including any failure to deliver amounts paid to the Stockholder Representative on behalf of any holders of Company securities), or any acts or omissions taken or not taken by Newco or any other Persons at the direction of the Stockholder Representative.  Notwithstanding the foregoing provisions of this Section 2.8(a) or any other Section in this Agreement, to the extent required by ERISA, the Stockholders Representative shall exercise its rights as Stockholders Representative with respect to the PPA Escrow Account at the direction of the ESOP Trustee, but only to the extent of the ESOP’s interest in the underlying matter.

(b)           Upon the Effective Time, the Stockholder Representative shall be appointed as agent and attorney-in-fact for holders of Company Common Stock, RSUs and Company Preferred Stock (the “Holders”), for and on behalf of each such Holder, with full power of substitution and with full power and authority to represent the Holders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement from and after the Effective Time and all actions taken by the Stockholder Representative hereunder shall be binding upon such Holders and their successors as if expressly ratified and confirmed in writing by each of them.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority, on behalf of all the Holders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim, to assert claims, to negotiate and compromise any dispute which may arise under this Agreement, to sign documents with respect to any such dispute and to authorize delivery of any payments to be made with respect thereto.

(c)           Except for fraud, willful misconduct, gross negligence or bad faith on its part, the Stockholder Representative shall have no liability to Parent, the Surviving Corporation or any other Person for any actions taken by it in its capacity as a Stockholder Representative under this Agreement.  Except for fraud, willful misconduct, gross negligence or bad faith on its part, the Stockholder Representative shall have no liability to any other Holder under this Agreement for any action or omission by the Stockholder Representative under this Agreement on behalf of the Holder or any other Person.

(d)           The Stockholder Representative shall be permitted to pay for out of pocket expenses incurred in connection with acting as Stockholder Representative, including, the amounts required to be paid in Section 5.3 and costs associated with claims that may be asserted in respect of determining the Final PPA and by Newco Indemnitees pursuant to Article VIII from the Administrative Expense Amount, including any interest earned thereon.  The Administrative Expense Amount (which shall include for all purposes of this Agreement any interest earned thereon) shall be held in a segregated bank account by the Stockholder Representative.  If any portion of the Administrative Expense Amount remains in such account following the final resolution of any and all claims under this Agreement, such remaining amount shall be distributed to the holders of Company Preferred Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco, as of the date hereof and as of the Closing Date as follows:

Section 3.1             Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 3.1 of the Company Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has delivered to Parent and Newco complete copies of the Organizational Documents of the Company as currently in effect and the Company is not in material violation of any provision of such Organizational Documents (except that the completion of the transactions contemplated herein with respect to the Company Preferred Stock will require the filing of the Charter Amendment).

Section 3.2             Company Subsidiaries; Equity Interests; Minute Books.

(a)           Section 3.2(a) of the Company Disclosure Schedule lists each Subsidiary of the Company (the “Company Subsidiaries”), its jurisdiction of organization and the authorized, issued and outstanding capital stock or other equity ownership interests, as the case may be, of each Company Subsidiary and the owners thereof.  All the outstanding shares of capital stock or other equity ownership interests, as the case may be, of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, are owned by the Company, by a Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, adverse claims, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than transfer restrictions arising under applicable securities laws.

(b)           Except for its interests in the Company Subsidiaries and except for the ownership interests set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)           The minute books of the Company and each Company Subsidiary accurately reflect in all material respects all material actions taken by written consent or resolution and meetings held by their respective stockholders, members, boards of directors or managers, as the case may be, for the last three years.  The stock record books of the Company and each Company Subsidiary accurately reflect in all material respects all transactions in their respective capital stock or other ownership interests of all classes of which the Company has been given notice.  Complete copies of such minute books and stock record books of the Company and each Company Subsidiary have been made available to Newco prior to the date hereof.

Section 3.3             Capital Structure.  The authorized capital stock of the Company consists of (i) 12,600,000 shares of Company Common Stock and (ii) 3,600 shares of Series A preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the date hereof, (A) 11,459,443.3772 shares of Company Common Stock and 3,452.2730 shares of Company Preferred Stock are issued and outstanding, (B) 821,698.8225 shares of Company Common Stock and 111.3630 shares of Company Preferred Stock are held by the Company in its treasury and (C) 330,497.6677 shares of Company Common Stock are subject to RSUs.  Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, all outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of the Company or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound.  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the holders of shares of the Company Common Stock with respect to any matter (“Voting Company Debt”).  Except as set forth above and except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to make a payment to any Person solely due to such Person’s ownership of any Company securities or equity securities of any Company Subsidiary (other than under the Organizational Documents of the Company and the Company Subsidiaries), (y) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt or (z) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, unit or security.  Except as set forth in Section 3.3 of the Company Disclosure Schedule and except as set forth in the Company’s Organizational Documents relating to the Company Preferred Stock, there are no outstanding or authorized contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no voting trusts, proxies or other written agreements or understandings to which the Company, any Company Subsidiary or any of their respective stockholders or equity owners is a party or by which the Company or any of the Company Subsidiaries or their respective stockholders or equity owners is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest of the Company or any Company Subsidiary.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is the subject of any voluntary bankruptcy, dissolution, liquidation, reorganization or similar proceeding and, except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is the subject of any involuntary or other bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.4             Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the execution and delivery of the Written Consent in compliance with Section 228 of the DGCL, to consummate the Transactions.  The execution, delivery and performance of this Agreement and each other Ancillary Agreement to which it is a party by each of the Company and, if applicable, the Company Subsidiaries and the consummation by each of the Company and, if applicable, the Company Subsidiaries of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company and the Company Subsidiaries subject to the execution and delivery of the Written Consent in compliance with Section 228 of the DGCL, and no other corporate proceedings on the part of the Company or the Company Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the Merger, to the execution and delivery of the Written Consent in compliance with Section 228 of the DGCL.  The Company and, if applicable, the Company Subsidiaries have each duly authorized, executed and delivered this Agreement and, at or prior to Closing, will have duly executed and delivered each other Ancillary Agreement to which it is a party.  This Agreement is, and each other Ancillary Agreement to which the Company and, if applicable, any Company Subsidiary is a party, when duly executed and delivered at or prior to the Closing by the Company and, if applicable, any Company Subsidiaries will be, the legal, valid and binding obligation of the Company and, if applicable, any Company Subsidiaries, enforceable against the Company and any such Company Subsidiary in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

Section 3.5             No Conflicts; Consents.

(a)           Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement does not, and the execution, delivery and performance of each other Ancillary Agreement to which it is a party will not, and consummation of the Merger and the other Transactions and compliance with the terms of this Agreement and each other Ancillary Agreement to which it is a party will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties, assets or rights of the Company or any Company Subsidiary under, any provision of (i) the Organizational Documents of any Company Subsidiary, (ii) any Material Contract, any Company Benefit Agreement or Real Property Lease, (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order, decree, injunction or settlement (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), applicable to the Company or any Company Subsidiary or their respective properties, assets or rights or (iv) cause the suspension or revocation of any governmental franchise, license, permit, authorization or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted, other than, in the cases of clauses (a)(ii)-(iv), any such items that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, no consent, approval, license, permit, order or authorization (“Consent”) of, or notice to, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any other Ancillary Agreement to which it is a party or the consummation of the Merger or any of the other Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such reports under Section 13 of the Securities Exchange Act of 1934, as amended, as may be required in connection with this Agreement, the other Ancillary Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) filings that may be required under the foreign antitrust or competition Laws and (v) any actions or filings under Laws other than competition Laws, in each case, the absence of which would not be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, or materially impair the ability of the Company to (x) consummate the Transactions or (y) continue to conduct its business immediately following the Closing.

Section 3.6             Financial Statements; Absence of Undisclosed Liabilities, etc.

(a)           Attached to Section 3.6(a) of the Company Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheet of BRPPI and its Subsidiaries (including the application of push down accounting principles with respect to the Company) as of December 31, 2006 and the related audited consolidated statements of income (loss), stockholders’ equity and cash flows for the fiscal year then ended (collectively, the “Audited Company Financial Statements”), (ii) the unaudited consolidated balance sheet of BRPPI and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of income (loss), stockholders’ equity and cash flows for the three months then ended and (iii) the unaudited balance sheet of the Company as of March 31, 2007, and the unaudited statements of income (loss), stockholders equity and cash flows of the Company for the three-month period ended March 31, 2007 (collectively, the financial statements referred to in clauses (ii) and (iii) ”Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”).  Except as set

forth in Section 3.6(a) of the Company Disclosure Schedule, the Company Financial Statements have been, and the Future Financial Statements when delivered, will be, prepared from the books and records of the Company and its Subsidiaries in conformity with GAAP (as in effect as of the date of such filing) applied on a consistent basis during the periods involved.  The Company Financial Statements, and when delivered, the Future Financial Statements will, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (except as may be indicated in the notes thereto and subject, in the case of the Unaudited Company Financial Statements and Future Financial Statements, to the absence of footnotes and normal year-end adjustments).

(b)           Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, except as otherwise specifically set forth in this Agreement and except to the extent set forth in the most recent balance sheets included in the Company Financial Statements (including to the extent expressly disclosed in the footnotes thereto), neither the Company nor any of the Company Subsidiaries has any obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on or accrued for or reserved against in the balance sheet that is part of the Company Financial Statements or the Final Statement, (ii) incurred in the ordinary course of business, consistent with past practice, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (iii) that are immaterial obligations or liabilities.

Section 3.7             Absence of Certain Changes or Events.  Except as disclosed in Section 3.7 of the Company Disclosure Schedule, since December 31, 2006, the Company and each Company Subsidiary has operated in the ordinary course of business, consistent with past practice, and, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the other Ancillary Agreements, or as identified on Section 3.7 of the Company Disclosure Schedules, since December 31, 2006, neither the Company nor any Company Subsidiary (to the extent applicable) has engaged in any transaction that would require the consent of Newco or Parent pursuant to Section 5.1 if it occurred between the date hereof and the Closing.

Section 3.8             Taxes.

Except as set forth in Section 3.8 of the Company Disclosure Schedule:

(a)           The Company and each Company Subsidiary have (i) duly and timely filed all Tax Returns required to be filed by them in respect of any material Pre-Closing Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes that are shown to be due and payable by them on any Tax Returns and all other material Taxes required to be paid, (iii) made a sufficient accrual in accordance with GAAP for Taxes on the most recent balance sheet to cover any Taxes as of the date of such balance sheet, and (iv) complied in all material respects with all Laws applicable to the payment and withholding of Taxes and have timely withheld and paid over to the respective proper Governmental Entities all amounts required to be so withheld and paid over.

(b)           There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Returns.

(c)           The income Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Governmental Entity (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired) for all periods through and including the year ended December 31, 2002.  All material deficiencies for Taxes asserted or assessed in writing against the Company or any of the Company Subsidiaries have been fully paid, settled or properly reflected in the Company Financial Statements.  There are no outstanding agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes of the Company or any of the Company Subsidiaries.  Neither the Company nor any Company Subsidiary has executed or filed any power of attorney with respect to Taxes that is currently in force.

(d)           No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or a Company Subsidiary, as the case may be, does not file Tax Returns in respect of a particular type of Tax or pay such type of Tax that the Company or a Company Subsidiary is required to file such Tax Returns or pay such type of Tax.

(e)           The Merger will not trigger any income or gain for federal income Tax purposes (i) that was previously deferred pursuant to the regulations issued under Section 1502 of the Code or (ii) under Section 355(e) of the Code in respect of a distribution by the Company or any Company Subsidiary occurring prior to the Closing Date.

(f)            None of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.  Neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing, indemnity or similar agreement.

(g)           The Company is not, and has not been during the five-year period ending on the date hereof, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(h)           There are no Liens on any of the assets or properties of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(i)            Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A) or failed to report any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(6).

(j)            Neither the Company nor any Company Subsidiary has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provisions or similar provision of state, local or foreign Law) that would be binding upon the Company or any Company Subsidiary after the Effective Time.

(k)           The Company and all Company Subsidiaries have delivered to Parent correct and complete copies of all federal, state, local and foreign income franchise, sales or use Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary with respect to any year that is not closed by the relevant statute of limitations (including any extensions or waivers thereof).

(l)            Neither the Company nor any Company Subsidiary is required to include any item of income, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) an installment sale or open transaction disposition made on or before the Effective Time or (ii) any change in method of accounting relating to the reporting of an item with respect to a Pre-Closing Tax Period.

(m)          None of the Company Common Stock is held by any Company Subsidiary.

(n)           The Company does not own any interest (i) in a Person treated as a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) in a Person treated as a “passive foreign investment corporation” as defined in Section 1297 of the Code or (iii) in a foreign Person that is treated as a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes.

Section 3.9             Employee Benefits Matters.  Except as set forth in Section 3.9 of the Company Disclosure Schedule:

(a)           Section 3.9(a) of the Company Disclosure Schedule contains a list of all Company Benefit Plans and all Company Benefit Agreements.  Each Company Benefit Plan and Company Benefit Agreement has been administered in material compliance with its terms and applicable Law and the terms of applicable collective bargaining agreements.  All contributions required to have been made by the Company and the Company Subsidiaries under any Company Benefit Plan and Company Benefit Agreement have been timely made, or if not required to be made, have been properly accrued or reserved for in all respects.  There is no pending or, to the Knowledge of the Company, threatened material legal action, suit or claim relating to the Company Benefit Plans or Company Benefit Agreements (other than routine claims for benefits).  The Company has made available to Parent and Newco true, complete and correct copies of each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan and Company Benefit Agreement, a description thereof) and, to the extent applicable:  (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan, (iv) the most recent IRS determination letter, (v) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and any summary of material modification thereto, (vi) all communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, (vii) the most recent actuarial study under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) written statements regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan under which the Company or any Company Subsidiary has obligations), (x) appraisals with respect to Company Common Stock and (xi) discrimination tests.

(b)           All Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”) have been the subject of determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and no such determination letter has been revoked nor, to the Knowledge of the Company, has any revocation been threatened, nor has any such Company Pension Plan been amended and no events have occurred since the date of its most recent determination letter or application therefor in any respect that would affect its qualification or increase its costs.  Each Company Benefit Plan that requires any approval under non-U.S. Law has been so approved and meets the conditions to qualify for Tax-exempt status, if applicable, or for such other favorable classification available in respect of such Company Benefit Plan under applicable Law.

(c)           No Company Pension Plan had, as of the last valuation date for such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Newco.  Neither the Company nor any Person who, with respect to the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”), has incurred, and no event has occurred that may reasonably be expected to cause the Company or any ERISA Affiliate to incur, any material liability under Section 302 of ERISA or Section 412 of the Code with respect to any benefit plan currently or formerly contributed to or maintained by any of them.  None of the Company, its ERISA Affiliates, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.  None of the Company Benefit Plans and trusts created thereunder has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA and for which the reporting requirements has not been waived by the Pension Benefit Guaranty Corporation) with respect to any Company Benefit Plan in the six years prior to the date of this Agreement.  Neither the Company nor any Company Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Plan”) and neither the Company nor any Company Subsidiary would incur any withdrawal liability if it were to completely or partially withdraw from the PACE Industry Union –Management Pension Fund or any other Company Multiemployer Plan in which the Company or any Company Subsidiary currently participates.  Section 3.9(c) of the Company Disclosure Schedule provides a list of all Company Multiemployer Plans to which the Company may have any actual or contingent material liability.

(d)           With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) no such Company Benefit Plan provides benefits after termination of employment except as required by Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and any Company Subsidiary on or at any time after the Effective Time other than liabilities for benefits accrued as of the date of amendment or termination.

(e)           The execution and delivery by the Company of this Agreement and/or the consummation of the Merger and the other Transactions, alone or together with any other transactions or events, will not (i) entitle any current or former employee, officer, director or consultant of or other independent contractor to the Company or any Company Subsidiary to severance pay or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or otherwise, (iii) result in any payment or deemed payment that will constitute an “excess parachute payment” for purposes of Sections 280G or 4999 of the Code, (iv) trigger the forgiveness of Indebtedness owed by any employee to the Company or any Company Subsidiary or (v) result in any breach or violation of, or a default under, any Company Benefit Plan, Company Benefit Agreement or applicable Law.

(f)            Since January 1, 2005 and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and there are no (i) material pending or, to the Knowledge of the Company, threatened termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement or with respect to any current or former employee or independent contractor to the Company or any Company Subsidiary.

(g)           Neither the Company nor any Company Subsidiary has, or may be reasonably expected to have, any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of Persons to provide services to the Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.  The Company and each Company Subsidiary has at all times properly withheld and paid over to the IRS all applicable employment Taxes and other required payments.  The Company and each Company Subsidiary has complied with all Laws related to employment of labor, including but not limited to provisions of such Laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes.

(h)           Each Company Benefit Plan or Company Benefit Agreement which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company or any Company Subsidiary is a party to is either not subject to or has been operated and administered in good faith compliance with Section 409A of the

Code and the applicable IRS guidance thereunder.  The execution and delivery of this Agreement and completion of any Transactions will not cause any payments by the Company or any Company Subsidiary to become subject to, or to fail to comply with, Section 409A of the Code and the applicable IRS guidance thereunder.

(i)            The Blue Ridge Holding Corp. Employee Stock Ownership Plan (“ESOP”) has received a favorable determination letter from the IRS with respect to its qualification as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and no event has occurred since the date of such determination letter that could adversely affect the qualified status of the ESOP.

Section 3.10           Litigation.  Except as disclosed in Section 3.10 of the Company Disclosure Schedule, as of the date hereof (i) there is no material claim, suit, action, arbitration, investigation or proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any Real Property by any Person (other than Parent, Newco or any of their Affiliates) and (ii) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any Real Property by any Person (other than Parent, Newco or any of their Affiliates) that seeks to prevent or enjoin, or materially delay or alter, the consummation of the Transactions.  Except as disclosed in Section 3.10 of the Company Disclosure Schedule, there are no settlement agreements or similar written agreements with any Governmental Entity that are in effect and no outstanding Judgments, stipulations, determinations or awards issued by any Governmental Entity against or affecting the Company or any of the Company Subsidiaries.

Section 3.11           Compliance with Applicable Laws.  Except as disclosed in Section 3.11 of the Company Disclosure Schedule, the Company, the Company Subsidiaries and their respective Real Property are and, since December 31, 2006, have been in material compliance with all material applicable Laws and Judgments.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral communication since December 31, 2006 from a Governmental Entity that alleges that the Company, any Company Subsidiary or any Owned Real Property is not in material compliance with any material applicable Law or Judgment.  Since December 31, 2006, there has been no voluntary recall program undertaken with respect to a product of the Company or any of the Company Subsidiaries.  To the Knowledge of the Company, there is not (and there is not alleged in writing to be) any material latent or overt design, manufacturing or other material defect in any product manufactured by the Company or any Company Subsidiary since January 1, 2006 (whether or not such defect is safety related).  This Section 3.11 does not relate to matters with respect to Taxes, which are the subject of Section 3.8, employee benefits, which are the subject of Section 3.9, or environmental matters, which are the subject of Section 3.12.

Section 3.12           Environmental Matters.  Except as disclosed in Section 3.12 of the Company Disclosure Schedule:

(a)           The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all applicable Environmental Laws.

(b)           The Company and the Company Subsidiaries have either applied on a timely basis for a renewal of or obtained and are in compliance in all material respects with all applicable Environmental Permits.

(c)           No notice of violation, notification of liability, request for information or Judgment has been received by, and no fine or penalty has been issued to, the Company or any Company Subsidiary relating to or arising out of any Environmental Law, other than such notices, notifications, requests, Judgments, fines or penalties that have been resolved and for which there are no additional obligations.

(d)           No Release of Hazardous Substances has occurred on, above, under or from any Real Property or any properties currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any predecessors in interest that has resulted in or would reasonably be expected to result in any Remedial Action by the Company or any Company Subsidiary.

(e)           No Proceeding arising under Environmental Laws is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or that involves any Real Property.

(f)            The Company has provided to Newco all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any Company Subsidiary, relating to any Real Property or any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary.  Section 3.12 contains the sole representations in this Agreement with respect to Environmental Laws.

Section 3.13           Contracts.

(a)           Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any Contract of the following kinds (other than purchase orders for the purchase of supplies or sale of goods in the ordinary course of business):

(1)           any Contract relating to Indebtedness for borrowed money, or commitment to incur Indebtedness for borrowed money, of the Company or any of the Company Subsidiaries or any Contract (including any keepwell or similar agreement) under which the Company or any of the Company Subsidiaries has directly or indirectly guaranteed the Indebtedness for borrowed money of any other Person, or any Contract relating to the issuance of performance bonds, surety bonds, letters of credit or other credit support;

(2)           any Contract or series of related Contracts, including any option agreement, relating to the acquisition or sale, assignment, lease, license or other disposition of any business, any material right of the Company or any Company Subsidiary, any material amount of stock or assets of any other Person or any material property (whether by merger, sale of stock, sale of assets or otherwise), except for sales of inventory and sales of obsolete assets in the ordinary course of business;

(3)           except as set forth in Section 3.14 or Section 3.20 to the Company Disclosure Schedule, any Contract granting a Lien upon any material asset, property or right of the Company or any Company Subsidiary, other than Permitted Liens;

(4)           any partnership, limited liability company, joint venture agreement or other similar agreements or arrangements (including any Contract providing for joint research, development, or marketing and including any Contract relating to Envases Panama, S.A. or Italpack Cartons S.r.l.);

(5)           any material sales agency, sales representation, distributorship, broker or franchise Contract (or series of related Contracts) that is not terminable without penalty on ninety (90) days’ notice or less;

(6)           any Contract (or series of related Contracts) that (i) requires the payment by or on behalf of the Company or any of the Company Subsidiaries in excess of $1,000,000 per annum or over the remaining term of such Contract or related Contracts or (ii) provides for the Company or any of the Company Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of, $1,000,000 per annum, including, in each case, any Contracts involving any material “take-or-pay” or similar obligations;

(7)           any Contract under which the Company or any Company Subsidiary has advanced or loaned more than $25,000 to any of its directors, officers, employees or stockholders outside the ordinary course of business of the Company or any Company Subsidiary;

(8)           the Champion Agreement;

(9)           any Contract relating to the industrial development bonds issued by the Athens-Clarke County (Georgia) Industrial Development Authority on January 15, 1995;

(10)         any Contract (or series of related Contracts that are collectively material) between the Company or any Company Subsidiary, on the one hand, and any customer or supplier of the Company or any Company Subsidiary on the other, but only to the extent such customer or supplier was a top ten customer or supplier of the Company and the Company Subsidiaries (measured by revenue received from the customer or amounts paid to the supplier) in the twelve (12) month period ended March 31, 2007;

(11)         any Contract that (i) limits the ability of the Company or any Company Subsidiary to compete in any line of business in any material respect or with any Person in any material respect or in any area in any material respect, or that would so limit the freedom of Newco or its Affiliates or the Company or any Company Subsidiary after the Closing or (ii) contains exclusivity obligations or restrictions binding on the Company or any Company Subsidiary or that would be binding on Newco or any of its Affiliates after the Closing;

(12)         any material Contract granting or restricting rights to Intellectual Property or pursuant to which the Company or any Company Subsidiary indemnifies any Person with respect to Intellectual Property, other than non-exclusive licenses of generally commercially available “off the shelf” Software requiring annual fees of less than $100,000;

(13)         any Contract relating to any interest rate, derivatives or hedging transaction; or

(14)         any other agreement, commitment, arrangement or plan that is not made in the ordinary course of business.

(b)           Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any other party, is in violation of, or in default under, in any material respect (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract required to be disclosed in Section 3.13(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) to which it is a party or by which it or any of its properties, assets or rights is bound.  Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, as the case may be, and, to the Knowledge of the Company, each other party thereto, enforceable against such party in accordance with its terms.  None of the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  As of the date hereof, no party to a Material Contract has given any written notice of termination or cancellation of such Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, such Material Contract as a result of the Transactions.

(c)           The Company has no obligations in respect of the non-interest bearing promissory note provided by Champion International Corporation to the Athens-Clarke County (Georgia) Industrial Development Authority on January 27, 1995.

Section 3.14           Title to Properties.

(a)           Section 3.14(a) of the Company Disclosure Schedule contains a complete list of each interest in real property owned by each of the Company and the Company Subsidiaries (the “Owned Real Property”) and lists the address and owner of each parcel of the Owned Real Property.  With respect to each piece of Owned Real Property:

(1)           except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, the entity owning such Owned Real Property has good, valid and marketable fee simple title to such parcel, free and clear of all Liens, other than Permitted Liens and Liens set forth in Section 3.14(a) of the Company Disclosure Schedule;

(2)           except or as disclosed in Section 3.14(a) of the Company Disclosure Schedule, there are no written leases, subleases, licenses, or, except for any Permitted Liens, any concessions or other agreements granting to any third party the right of use or occupancy of any portion of any such Owned Real Property;

(3)           except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, there are no written agreements granting to any third party rights to purchase all or any portion of any such Owned Real Property or any interest therein.

(4)           to the Knowledge of the Company, there is no threatened or contemplated special assessment or condemnation against any such Owned Real Property; and

(5)           no material portion of any such Owned Real Property is subject to any pending condemnation Proceeding and, to the Knowledge of the Company, there is no threatened condemnation Proceeding with respect thereto.

(b)           Section 3.14(b) of the Company Disclosure Schedule contains a complete list of all real property leases, subleases, licenses and occupancy agreements pursuant to which the Company or one of the Company Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property (“Real Property Leases”, and all interests leased pursuant to Real Property Leases, the “Leased Real Property”).  Section 3.14(b) of the Company Disclosure Schedule sets forth the address, landlord and tenant for each Real Property Lease.  The Company or one of the Company Subsidiaries has a valid and enforceable leasehold interest under each of such Real Property Leases, free and clear of all Liens other than Permitted Liens but subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or limiting creditors’ rights generally and general principles of equity, and none of the Company and/or the Company Subsidiaries has received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company or such Company Subsidiary under any of the Real Property Leases.  Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all Real Property Leases to which it is a party.  All such Real Property Leases are in full force and effect, and neither the Company nor any Company Subsidiary has sent a written notice to the other party to a Real Property Lease stating that such other party to such Real Property Lease is in default thereunder and which default remains uncured.  The Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Real Property Leases and is not a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.  Each Real Property Lease grants the tenant under such Real Property Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder.

(c)           The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all of the fee and leasehold interests in real property required for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.  All buildings, structures, material fixtures and material improvements included within the Real Property (the “Improvements”) are in good repair and operating condition, subject to ordinary wear and tear, and are suitable for the purposes for which they are presently used, in each case in all material respects.

(d)           Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

Section 3.15           Intellectual Property.

(a)           All Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Owned Intellectual Property”) that is registered or the subject of a pending application for registration or that is otherwise material to the business of the Company and the Company Subsidiaries is listed on Section 3.15(a) of the Company Disclosure Schedules, other than Trade Secrets.  The Company and the Company

Subsidiaries are the exclusive owners of the Owned Intellectual Property set forth in Section 3.15(a) of the Company Disclosure Schedule and, to the Knowledge of the Company, of the Trade Secrets owned by the Company or any of the Company Subsidiaries, free and clear of any Liens other than Permitted Liens.

(b)           To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise conflict with the rights of any Person in respect of any material Intellectual Property.  To the Knowledge of the Company, none of the material Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company.

(c)           Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries has taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).  Each of the Company and the Company Subsidiaries has taken all actions reasonably necessary to maintain the secrecy of all Trade Secrets used in the business of the Company and its Subsidiaries.  To the Knowledge of the Company, none of the Company or Company Subsidiaries is using any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

(d)           Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, there are no claims pending or, to the Knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise adversely affecting the rights of any Person with regard to any material Intellectual Property.

Section 3.16           Labor Matters.  Except as disclosed in Section 3.16 of the Company Disclosure Schedule, there are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) there are, and during the past three years have been, no material employee strikes, work stoppages, slowdowns or lockouts currently pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (ii) there is no labor union which has filed a current petition with the National Labor Relations Board seeking certification as the collective bargaining representative of any employee of the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, no labor union is engaged in any organizing activity with respect to any employee of the Company or any of the Company Subsidiaries, (iii) no collective bargaining agreement is currently being negotiated by the Company or any Company Subsidiary, (iv) there are not any unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board, (v) there are not any pending, or, to the knowledge of the Company, threatened, charges against the Company, any Company Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (vi) neither the Company nor any Company Subsidiary has received written communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

Section 3.17           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company other than amounts payable to Houlihan Lokey Howard & Zukin, Inc. (which, for the avoidance of doubt, shall be included as a Company Transaction Expense).

Section 3.18           Insurance.

(a)           The Company has made available to Newco true and complete copies of all material policies of liability, theft, fidelity, business interruption, key man life, fire, product liability, workers’ compensation and other material insurance policies and self-insurance programs held or maintained by the Company or any Company Subsidiary.  Such policies are in full force and effect.  Except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has reached or exceeded its policy limits for any insurance policy in effect at any time during the past twelve (12) months.

(b)           With respect to each insurance policy of the Company and the Company Subsidiaries set forth on Section 3.18(a) of the Company Disclosure Schedule, (i) all premiums due with respect thereto are currently paid, (ii) to the Knowledge of the Company, there are no outstanding claims currently pending under any such policy in an amount materially higher than the amount of any past claims under such policy, (iii) neither the Company nor any Company Subsidiary has received any written notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be increased on the renewal thereof and (iv) no such policy will terminate or lapse by reason of the consummation of the Merger.  Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, during the past twelve (12) months, there have not been any material claims against the Company or any Company Subsidiary in which the insurer has denied coverage or reserved rights.

Section 3.19                                Related Party Transactions.  Except as disclosed in Section 3.19 of the Company Disclosure Schedule, except for employment relationships and the payment of benefits and compensation in connection therewith and except for the Management Agreement, no Affiliate of the Company or any Company Subsidiary (including the holders of Company Preferred Stock and Company Common Stock) is currently a party to any Contract, or has otherwise entered into any transaction that is currently pending, with the Company or a Company Subsidiary that was not entered into on an arms-length basis or is material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.20                                Personal Property.  Except as disclosed in Section 3.20 of the Company Disclosure Schedule, the Company and the Company Subsidiaries (a) own, lease or license from third parties, all material personal property reasonably required to conduct its and their respective businesses in substantially the manner currently conducted and (b) have good and valid title to all such material personal property owned by it or them, free and clear of all Liens, other than Permitted Liens.  To the knowledge of the Company, the material tangible personal property is in sufficient repair and operating condition for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, ordinary wear and tear excepted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Newco hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date as follows:

Section 4.1                                      Organization, Standing and Power.  Each of Parent and Newco is an entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now conducted.  Each of Parent and Newco has delivered to the Company true and complete copies of its Organizational Documents, in each case as amended.

Section 4.2                                      Newco.  Newco was formed solely for the purpose of engaging in the Transactions and, since the date of its incorporation, Newco has not carried on any business or conducted any operations other than the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto.  The authorized capital stock of Newco consists of 100 shares of common stock, par value $0.01 per share, all of which have been duly authorized, validly issued, are fully paid and nonassessable and are free and clear of any Lien.  Newco does not have any subsidiaries and does not currently own and, prior to the Closing Date, will not purchase or acquire, any equity interests, or make any other investments, in any Person.

Section 4.3                                      Authority; Execution and Delivery; Enforceability.  Each of Parent and Newco has all requisite power and authority to enter into this Agreement and each other Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the execution and delivery of the consent of Parent, Newco’s sole stockholder in compliance with the DGCL (the “Parent Consent”), to consummate the Transactions.  All necessary corporate and stockholder or similar action has been taken by Parent and Newco to authorize the execution, delivery and performance by it of this Agreement and each other Transaction Agreement to which Parent or Newco is a party, subject, in the case of the Merger, to the execution and delivery of the Parent Consent.  Each of Parent and Newco have duly authorized and executed this Agreement and, at or prior to Closing, each of Parent and Newco will have executed and delivered each other Ancillary Agreement to which it is a party.  This Agreement is, and each other Ancillary Agreement to which Newco and Parent is a party, when duly executed and delivered at or prior to the Closing by Newco and Parent, will be, the legal, valid and binding obligation of Newco and Parent, as applicable, enforceable against Newco and Parent in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

Section 4.4                                      No Conflicts; Consents.

(a)                                  The execution, delivery and performance by each of Parent and Newco of this Agreement do not, and the execution, delivery and performance of each other Ancillary Agreement to which Parent or Newco is a party will not, and consummation of the Merger and the other Transactions and compliance with the terms of this Agreement and each other Ancillary Agreement to which Parent or Newco is a party will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties, assets or rights of Newco or Parent under, any provision of (i) the Organizational Documents of Newco or Parent, (ii) any material contract, lease, license, indenture, mortgage, note, bond, agreement, permit, concession, franchise or other instrument to which Parent, Newco or any of their Affiliates is a party or by which any of their respective properties, assets or rights is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Judgment or Law applicable to Parent or Newco or any of their Affiliates or any of their respective properties or assets, other than, in the case of clauses (a)(ii) and (a)(iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

(b)                                 No Consent of, notice to, registration, declaration or filing with or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or Newco in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Parent, Newco or any of their Affiliates is a party or the consummation of the Merger or any of the Transactions, other than (i) compliance with and filing under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings that may be required under applicable foreign antitrust or competition Laws and (iv) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

Section 4.5                                      No Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of Newco, threatened in writing (a) that seeks to prevent or enjoin, or materially delay or alter, the consummation of the Transactions or (b) which, individually or in the aggregate, has had or would reasonably be expected to have a Newco Material Adverse Effect.  There are no outstanding Judgments, stipulations determinations or awards issued by any Governmental Entity against or affecting Parent, Newco or any of their Affiliates.

Section 4.6                                      Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent, Newco or any of their Affiliates.

Section 4.7                                      Sufficient Funds.  As of the date of this Agreement, Parent has, and as of the Closing Date, will have, the financial capability to pay all amounts required to be paid at the Closing by Parent, the Surviving Corporation and Newco, and all fees and expenses of Parent and Newco in order to consummate the Transactions.

Section 4.8                                      Parent’s and Newco’s Reliance.  Each of Parent and Newco acknowledge that none of the holders of Company Preferred Stock, Company Common Stock, RSUs, the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent, Newco and their representatives, except as expressly set forth in this Agreement, and none of the holders of Company Preferred Stock, Company Common Stock or RSUs or any other Person (including any officer, director, member or partner of any such Persons) shall have or be subject to any liability to Parent, Newco or the Surviving Corporation or any other Person resulting from the use by Parent and Newco and other Representatives of any information, documents or material made available to them in any “data rooms,” management presentations or in any other form in expectation of the Transactions.  Each of Parent and Newco acknowledge that, except for the representations and warranties contained in Article III, none of the Company, the holders of Company Preferred Stock, Company Common Stock or RSUs nor any other Person has made, and Parent and Newco have not relied on any other express or implied representation or warranty by or on behalf of the Company and that neither the Company nor any other Person, directly or indirectly, has made, and neither Parent nor Newco has relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or the Company Subsidiaries, and neither Parent nor Newco will make any claim with respect thereto.  Each of Parent and Newco acknowledges that, should the Closing occur, Parent and Newco shall acquire the assets of the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement; provided, however, that nothing in this Section 4.8 is intended to limit or modify the representations and warranties contained in Article III.

ARTICLE V

COVENANTS; ADDITIONAL AGREEMENTS

Section 5.1                                      Conduct of Business.  The Company agrees that, during the period from the date of this Agreement until the earlier (x) of the termination of this Agreement in accordance with its terms and (y) the Closing Date (the “Interim Period”), except (i) as otherwise contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Schedule or (iii) as consented to by Newco or Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                  The Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice;
(b)                                 The Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company, (ii) keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries, as applicable, and (iii) preserve the current relationships of the Company and the Company Subsidiaries, as applicable, with their material customers and suppliers;
(c)                                  The Company shall use commercially reasonable efforts to make the material capital expenditures contemplated by the 2007 Operating Capital Plan substantially in accordance with such plan and other capital expenditures contemplated to be made during the Interim Period;

(d)                                 The Company shall not, and shall cause each Company Subsidiary not to,

(i)                                     sell, lease, transfer or otherwise dispose of any of its properties, assets or rights other than in the ordinary course of business, consistent with past practice;

(ii)                                  make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other Person;

(iii)                               purchase an amount of properties or assets in excess of $250,000, except in the ordinary course of business, consistent with past practice;

(iv)                              increase in any manner the compensation of any employee, consultant or director of the Company or any Company Subsidiary, except for such increases as are granted to non-officer employees in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases) or in accordance with the terms of any Company Benefit Agreement, collective bargaining agreement or Company Benefit Plan as currently in effect;

(v)                                 grant to any employee or director any increase in severance or termination pay, except to the extent required under any Company Benefit Agreement, collective bargaining agreement or Company Benefit Plan as currently in effect;

(vi)                              adopt, amend, modify or extend any Company Benefit Plan or Company Benefit Agreement, or otherwise adopt, grant, amend, modify, extend or increase the rate or terms of any bonus, insurance, pension or other plan, payment or arrangement made to, for or with any employee, consultant or director of the Company or any Company Subsidiary, except increases required by any applicable Law or by the terms of any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan as currently in effect;

(vii)                           incur long-term Indebtedness other than capital leases or purchase money liens entered into in the ordinary course of business consistent with past practice;

(viii)                        pay any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(ix)                                sell, assign, convey, transfer, cancel or waive any material property, tangible asset, or other intangible asset or right other than in the ordinary course of business consistent with past practice;

(x)                                   make any change in any of its accounting methods and practices, except as required by changes in GAAP;

(xi)                                hire any employee of the Company receiving annual compensation in excess of $150,000 per year other than any employee hired to replace a worker holding a substantially equivalent position as the newly hired employee on terms no more favorable than the terms applicable to the employee replaced;

(xii)                             fail to maintain any material equipment or other material tangible assets consistent with past practice;

(xiii)                          (A) make any dividend or distribution on any shares of capital stock or (B) issue, deliver or sell, redeem or repurchase, or authorize the issuance, delivery or sale of, any shares of any class of capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or other securities, or any rights, warrants or options to acquire same;

(xiv)                         materially adversely change any rights, coverage or obligations of the Company under insurance policies covering the Company;

(xv)                            settle any legal proceeding where the terms or impact of such settlement have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect or would impose any material non-monetary obligation on the Company after the Closing Date;

(xvi)                         amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(xvii)                      permit or allow any material asset to be subjected to any Lien, other than Permitted Liens that will be released at or prior to the Closing or purchase money liens;

(xviii)                   (A) enter into, modify or waive the terms of any Contract with any Affiliate (other than as otherwise permitted in this Section 5.1(d) with respect to employees or directors) or (B) except in the ordinary course of business consistent with past practice, enter into, materially modify, renew, extend or terminate any Contract described in Section 3.13(a);

(xix)                           abandon, sell, license, transfer, convey, assign, fail to maintain or otherwise dispose of any material item of Intellectual Property under the terms of this Agreement;

(xx)                              violate any applicable Law, including by committing any tort, or breach any Contract;

(xxi)                           conduct any Tax affairs other than in the ordinary course of business, in compliance with Law and in substantially the same manner as heretofore conducted;

(xxii)                        make, amend or change any material Tax election, make a request for a Tax ruling or enter into a Closing agreement, settle or compromise any Tax liability or Tax claims, file any material amendments to any previously filed Tax Returns, or surrender any right to claim any amount of refund of any Taxes;

(xxiii)                     except for the transactions contemplated by this Agreement, take any action that would result in an “ownership change” within the meaning of Section 382 of the Code with respect to the Company or any Company Subsidiary; or

(xxiv)                    enter into any Contract (other than purchase orders, in the ordinary course of business) in respect of any activities otherwise prohibited by this Section 5.1(d).

Section 5.2                                      Access to Information.  During the Interim Period, to the extent permissible under antitrust and competition Laws, the Company shall, and shall cause each Company Subsidiary to, afford to Newco and its Representatives upon reasonable notice reasonable access during normal business hours (to the extent practicable and subject to applicable Laws) during the period prior to the Effective Time to all of its respective properties, books, records, Contracts, commitments, and executive officers and management employees and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, make available promptly to Newco and its Representatives all other information concerning its business, properties and personnel as Newco may reasonably request.  Notwithstanding anything to the contrary herein, in no event shall Parent, Newco or its Representatives perform any investigative procedures that involve invasive disturbance or damage to any property.  No investigation or review of information pursuant to this Section 5.2 or otherwise shall affect any of the representations or warranties of any of the parties set forth herein.

Section 5.3                                      Fees and Expenses.  Parent shall pay all filing fees incurred in connection with the filings required to be made in connection with the HSR Act.  From and after the Closing, the Stockholder Representative on the one hand, and the Surviving Corporation on the other hand, shall each be responsible for one-half of all fees of the Escrow Agent and the Paying Agent that are payable following the Closing, which fees may be paid by the Stockholder Representative out of the Administrative Expense Amount.  Except as set forth in the preceding sentences of this Section 5.3, or as may be ordered by the final determination of a court of competent jurisdiction in a damage award relating to a breach of this Agreement, in the event the Closing does not occur, the parties shall bear their own expenses in connection with the preparation and negotiation of this Agreement and the Transactions contemplated hereby.

Section 5.4                                      Filings with Governmental Entities.

(a)                                  During the Interim Period, the Company and Parent shall cooperate with each other, and each party shall take, or cause to be taken, all commercially reasonable actions to consummate and make effective the Merger and shall file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Merger and the other Transactions pursuant to the HSR Act.  Each of Parent and the Company shall furnish to the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  The Company and Parent shall keep each other appraised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Each of the Company and Parent shall use its commercially reasonable efforts to obtain clearance required under the HSR Act in order to consummate the Transactions.  Notwithstanding anything in this Agreement to the contrary, the parties agree that any obligation under this Agreement to seek to obtain clearance of the Transactions required under the HSR Act includes an obligation by Parent and Newco to take steps that have an economic cost, including divesting assets, but in no event will such obligation require Parent or Newco to agree to take any action or group of actions, including any divestitures, that if they were all taken at the beginning of the twelve month period ending on the last day of the month most recently ended at the date of determination, would have reduced the EBITDA of the Company and Parent and their Affiliates for such period by more than $6,000,000.

(b)                                 During the Interim Period, each of the Company and Newco shall as promptly as practicable take all other commercially reasonable actions necessary to comply with all other legal requirements that may be imposed on it and obtain any other clearances from any other Governmental Entity required with respect to the Merger and the other Transactions (including promptly, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, make any other filings or notifications required to be made by or with any other Governmental Entities).  Each of Parent and the Company shall furnish to the other party such necessary information and reasonable assistance as the other may reasonably request in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and the other Transactions.

Section 5.5                                      Public Announcement.  The Company and Newco agree that no public release or announcement concerning the transactions contemplated by this Agreement and the other Ancillary Agreements shall be issued by any party without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld), except for (i) an initial press release to be issued by any party hereto following the execution of this Agreement, the contents of which shall be subject to the reasonable approval of Parent (on behalf of itself and Newco) and the Company, it being understood and agreed that the text of such release may be thereafter used, in whole or in part, so long as the text as agreed upon by the parties is not materially altered, in any public statement in which any party may thereafter issue or authorize and (ii) such releases or announcements as any party may determine in good faith are required by applicable Laws or the rules or regulations of any applicable stock exchange or as may be required to obtain the vote of the participants in the ESOP, in which case the party making the release or announcement or preparing the Information Statement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.6                                      Confidentiality Agreement.  The Company agrees that the Amended and Restated Confidentiality Agreement between the Company, Evergreen Packaging Inc. and Parent, dated as of March 21, 2007 (the “Confidentiality Agreement”), shall stay in full force and effect in accordance with its terms until the Closing Date and Newco agrees to be bound by such Confidentiality Agreement to the same extent as Parent as though it were a party thereto; provided, however, (i) the seventh paragraph of the Confidentiality Agreement shall be deemed terminated from and after the date hereof and (ii) the Confidentiality Agreement shall automatically terminate at the Closing and shall be no further force and effect.

Section 5.7                                      Escrow Agreements.  On or prior to the Closing Date, Parent, Newco, the Stockholder Representative and an escrow agent reasonably acceptable to Parent and Company (it being understood that either Wachovia Bank or CitiBank would be reasonably acceptable) (the “Escrow Agent”) shall enter into (a) an escrow agreement in respect of the Indemnity Escrow Amount (the “Indemnity Escrow Agreement”) and (b) an escrow agreement in respect of the adjustments set forth in Section 2.7 hereof (the “PPA Escrow Agreement” and, together with the Indemnity

Escrow Agreement, the “Escrow Agreements”), such agreements to be substantially in the forms of the drafts exchanged by Parent and the Company prior to the date hereof (with such modifications as may be required by the Escrow Agent).

Section 5.8                                      Further Assurances.  Subject to the terms and conditions of this Agreement and the other Ancillary Agreements, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to cause the conditions precedent set forth in Article VI to be satisfied, and otherwise to consummate the Transactions in accordance with the terms of this Agreement and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under any of the Ancillary Agreements, to effectuate the purposes of the Ancillary Agreements, to provide for the orderly and efficient transition of the ownership of the Company and, if so requested by Newco, use commercially reasonable efforts to assist Newco in connection with its financing of the Transactions, including (i) participation in due diligence sessions, (ii) assistance in the preparation of financial statements, offering or private placement memoranda, prospectuses or similar documents, (iii) aiding in the procurement of title policies and surveys reasonably requested by Newco’s lender and (iv) executing and delivering such definitive financing documents and other consents as may be reasonably requested by Newco in connection with the foregoing; provided that any document executed or delivered by the Company, the Company Subsidiaries or their respective officers shall only be made or delivered as of the Closing with the effectiveness thereof to be conditioned on the Closing.  Any reasonable out-of-pocket costs and expenses incurred by the Company at the request of Parent or Newco directly in connection with assisting Parent and Newco with any such financing (such expenses, “Company Financing Expenses”) shall be reimbursed by Parent prior to the Closing, or, if not reimbursed prior to the closing, the amount of such expenses shall be deemed to increase the amount of cash (including the amount of Estimated Closing Cash) as of Closing for purposes of Article II.  For purposes of this Section 5.8, the term “commercially reasonable efforts” shall not include any obligation of the Company, any Company Subsidiary or Newco or Parent to expend money (other than nominal amounts), commence or participate in any Proceeding or grant any material accommodation (financial or otherwise) to any Person.

Section 5.9                                      Intellectual Property Recordings.  During the Interim Period, the Company shall, and shall cause its Affiliates to, commence preparation of and file as promptly as reasonably practicable, and have recorded in the relevant registries such instruments and documents, in form and substance reasonably satisfactory to Newco (including but not limited to assignments and powers of attorney) as may be required to record BRPP, LLC as the record and beneficial owner of any Intellectual Property that is or should be included as Owned Intellectual Property (without regard to materiality) that is the subject of a pending application or that is issued or registered in the name of a Person other than BRPP, LLC.

Section 5.10                                Financial Statements.  Within fifteen (15) Business Days after the end of each month until the Closing Date (but within forty-five (45) days if such month is the last month of a calendar quarter and within one hundred twenty (120) days if such month is December), the Company shall deliver to Parent unaudited consolidated statements of income and operations for BRPPI and its Subsidiaries and statements of income and operations for the Company for the month then ended and year to date (together with a comparison to the comparable periods in the prior year), along with balance sheets as of the end of such month (the “Future Financial Statements”); provided, that, for each month that is the last month of a calendar quarter (other than the calendar quarter ended December 31), the Company may satisfy this covenant with respect to the consolidated statements of BRPPI and its Subsidiaries by timely filing a periodic report on Form 10-Q with the SEC, and in the case of the last month of a calendar year, by timely filing a periodic report on Form 10-K with the SEC.

Section 5.11                                Notices.

(a)                                  On the next Business Day following the execution and delivery of the Written Consent, the Company shall deliver to holders of Company Common Stock in accordance with Section 228 of the DGCL a notice of the approval of the transactions contemplated hereby.

(b)                                 The Company shall within 10 days after the date hereof, prepare an information statement (the “Information Statement”) that (i) describes the Transactions and (ii) notifies all stockholders of the Company other than the Principal Stockholders of the availability of appraisal rights under the DGCL, which rights may be exercised within 20 days of the mailing of such Information Statement.  The Information Statement and this Agreement shall be mailed to all stockholders of the Company other than the Principal Stockholders within 25 days of the date hereof.  Parent shall have the right to review and comment upon the Information Statement and provide such information with respect to itself as is reasonably required to be included in the Information Statement.

(c)                                  Within 30 days following the mailing of the Information Statement and notice regarding the availability of appraisal rights as described in Section 5.11(b), the Company shall mail to each of the ESOP participants for informational purposes a copy of the Information Statement, modified to indicate whether or not the ESOP Trustee or any other stockholder has exercised or waived (affirmatively or by the expiration of time) appraisal rights.

Section 5.12                                Officer and Director Indemnification and Insurance.

(a)                                  Parent agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries, as provided in their respective certificates of incorporation or by-laws or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)                                 Parent shall not cancel any run-off insurance policy that is purchased and fully paid for prior to the Closing (or, if not paid for prior to the Closing, accrued on the Final Statement) and that covers events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or any Company Subsidiary on or prior to the Closing Date.

Section 5.13                                Letters of Credit.  Parent and Newco agree, at their sole cost and expense, to replace at Closing all of the letters of credit of the Company and the Company Subsidiaries existing at the Closing Date that are set forth on Section 5.13 of the Company Disclosure Schedule or as may be entered into by the Company and the Company Subsidiaries from time to time to the extent permitted under Section 5.1 hereof.  The Company shall have the right to update Section 5.13 of the Company Disclosure Schedule, from time to time, to include any such letters of credit entered into pursuant to the previous sentence of this Section 5.13.

Section 5.14                                Non-Solicit.  From the date hereof until the earlier of (a) the Closing and (b) the first anniversary of the date of termination of this Agreement in accordance with its terms, Parent, Newco and their respective Affiliates agree not to (whether directly or indirectly through their advisors, agents or other intermediaries) (i) induce or attempt to induce any employee of the Company or Company Subsidiary holding an executive or management level position (each, a “Managerial Employee”), to leave the employ of such Company or Company Subsidiary or (ii) hire any Managerial Employee of any of the entities named above; provided, however, that the foregoing clauses (i) and (ii) will not prohibit (A) a general solicitation to the public, (B) solicitations by recruiting consultants or open job fairs not specifically targeted at any specific Managerial Employees of any of the entities named above or (C) the hiring of any employee of any of the entities named above who (x) is terminated by the Company or Company Subsidiary or (y) otherwise terminates his or her employment under circumstances giving rise to any right to severance or severance like payments under any severance plan of any of the entities named above or under the terms of any individual employment contract.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1                                      Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligation of each party hereto to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Governmental Approvals.  All authorizations, Consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods (and any extension thereof) imposed by any Governmental Entity in connection with or applicable to the Merger shall have been filed, obtained or occurred, including any authorizations, Consents, orders or approvals of, or declarations or filings with, or expiration or terminations of waiting periods (and any extension thereof) imposed or required by the HSR Act and comparable foreign Laws for consummation of the Merger.
(b)                                 No Injunctions or Restraints.  No court of competent jurisdiction or other Governmental Entity shall have issued any Judgment or taken any other such action enjoining, restraining or otherwise prohibiting the consummation of the Merger or the Surviving Corporation’s ownership and operation of the Company’s assets and business.
(c)                                  Escrow Agreements; Paying Agent Agreement.  The Escrow Agreements and the Paying Agent Agreement shall have been executed and delivered by each party thereto.

Section 6.2                                      Conditions to Obligations of Parent and Newco.  The obligations of Parent and Newco to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.3 (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (ii) the other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” other than the definition of “Material Contracts” and the materiality qualifications in Sections 3.6(a), 3.6(b) and 3.13(a)) as of the date of this Agreement and as of the Closing Date as though made at and as of the

Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of any such representations and warranties, individually or in the aggregate, to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations, agreements or covenants (other than with respect to any breach of Section 9.5(f) relating to a matter that is cured prior to the Closing) required to be performed by it under this Agreement at or prior to the Closing Date (disregarding any qualifications of any such obligation, agreement or covenant relating to materiality other than (i) in Section 5.1 and (ii) the dollar threshold qualifications contained in any such obligation, agreement or covenant).
(c)                                  Certificate.  The Company shall have delivered to Newco a certificate as to the satisfaction of the conditions contained in Sections 6.2(a) and 6.2(b), dated as of the Closing and executed by an officer of the Company.
(d)                                 No Litigation.  There shall not be pending any Proceeding by or before any Governmental Entity by any Governmental Entity or Person (other than Parent, Newco or their Affiliates) that has a reasonable likelihood of success seeking to prevent or render unlawful the consummation of the Transactions or that would deprive Parent and Newco of the benefits of ownership of the Company.
(e)                                  MSA Termination Agreement.  The MSA Termination Agreement shall be in full force and effect.
(f)                                    Consents and Other Agreements.  The Consents and other agreements and transactions described in Section 6.2(f) of the Company Disclosure Schedule shall have been received and/or consummated, as applicable in form and substance reasonably satisfactory to Newco.
(g)                                 Indebtedness.

(i)                                     If the Parent shall have notified the Company at least 10 days prior to the Closing that it desires to defease the 2008 Notes as of the Closing through the defeasance or satisfaction and discharge provisions contained in the indenture relating thereto, the trustee thereunder shall be prepared to release any and all security interests, Liens, mortgages, deeds of trusts, claims or other encumbrances of any kind on the assets of the Company or the Company Subsidiaries securing such 2008 Notes.

(ii)                                  The Company and Newco shall have received a letter, in form and substance reasonably acceptable to the Company and Newco, from the administrative agent or the lenders, as applicable, in respect of the Indebtedness specified in clauses (i), (iii) and (iv) of Section 2.1(a)(6) stating the aggregate amount required to be paid by the Surviving Corporation in connection with the Closing to satisfy in all obligations under such Indebtedness, and that, if such aggregate amount is paid to the administrative agent or the lenders and any other parties therein identified as applicable of such Indebtedness on the Closing Date and, such Indebtedness will be paid in full (or wording to similar effect), that, if such aggregate amount is so paid, any and all Liens with respect to the Company, any of the Company Subsidiaries or any assets that secure such Indebtedness will be released and that such party or parties will take all actions reasonably necessary to effectuate such release and all Existing Mortgage Liens, shall be discharged at Closing.

(h)                                 Company Material Adverse Effect.  Since December 31, 2006 through the Closing Date, there shall not have been a Company Material Adverse Effect.
(i)                                     FIRPTA Certificate.  The Company shall have delivered to Parent a certificate, as contemplated under and meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not and has not been at any time during the five (5) year period ending on the Closing Date a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code.
(j)                                     Charter Amendment.  The Charter Amendment shall have been filed and shall be in effect.
(k)                                  Appraisal Rights Shares.  As of the Closing Date, no more than 8% of the shares of Company Common Stock shall be Appraisal Rights Shares.
(l)                                     Resignations.  The Company shall have delivered to Parent duly executed resignation letters of each director of the Company and each director (or, in the case of each Company Subsidiary that is a limited liability company) manager of each Company Subsidiary.

Section 6.3                                      Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the following conditions:

(a)                                  Representations and Warranties.  (i) The representations and warranties of Parent and Newco set forth in Section 4.7 (Sufficient Funds) shall be true and correct as of the date of this Agreement and as of the Closing Date; and (ii) the representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Newco Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.
(b)                                 Performance of Obligations of Newco.  Newco shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed by it under this Agreement at or prior to the Closing Date (disregarding any qualifications of any such obligation, agreement or covenant relating to materiality) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(c)                                  Certificate.  Parent and Newco shall have delivered to the Company a certificate as to the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b), dated as of the Closing and executed by an officer of each of Parent and Newco.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)                                  by mutual written consent of Parent and the Company;
(b)                                 by either Parent or the Company if the Effective Time shall not have occurred on or before January 31, 2008, provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Person whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to January 31, 2008 has resulted in the failure of the Merger to have become effective on or before such date;
(c)                                  by Parent, upon a material breach of any pre-Closing covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company in Article III shall, in any case, be or become untrue such that in each case, the conditions set forth in Section 6.1 or 6.2, as applicable, are incapable of being satisfied (any such breach or occurrence, a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, and the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c) until the date that is forty-five (45) days after the Company has been provided with written notice by Parent of any such breach or occurrence and such breach has not been cured by such 45-day period;
(d)                                 by the Company, upon a material breach of any pre-Closing covenant or agreement on the part of Newco set forth in this Agreement, or if any representation or warranty of Newco in Article IV shall, in any case, be or become untrue such that in each case, the conditions set forth in Section 6.1 or 6.3 would not be satisfied (any such breach or occurrence, a “Terminating Newco Breach”); provided, however, that, if such Terminating Newco Breach is curable by Newco through the exercise of its commercially reasonable efforts, and Newco continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(d) until the date that is forty-five (45) days after Newco has been provided with written notice by the Company of any such breach or occurrence and such breach has not been cured by such 45-day period;
(e)                                  by either Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall issue any final non-appealable Judgment or take such other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger;
(f)                                    by Parent, if appraisal rights are exercised by the record holders of Company Common Stock holding more than 8% of the shares of Company Common Stock; provided, that if Parent does not exercise its right to terminate this Agreement under this Section 7.1(f) within five Business Days of the exercise of appraisal rights by record holders of Common Stock holding more than 8% of the shares of Company Common Stock, Parent shall lose its right to terminate the Agreement under this Section 7.1(f) and this Section 7.1(f) shall be of no further force and effect;
(g)                                 by Parent if the Principal Stockholders shall have failed by the close of business on the date hereof to have executed and delivered (i) the Transaction Agreement and (ii) a written consent adopting and approving, in accordance with Section 228 of the DGCL, (A) the amendment to the Company’s Restated Certificate of Incorporation in the form attached as Exhibit A (the

“Charter Amendment”) and (B) this Agreement and the Merger (such written consent, the “Written Consent”); or
(h)                                 by the Company if Parent shall have failed by the close of business on the date hereof to have executed and delivered the Parent Consent.

Section 7.2                                      Effect of Termination.  In the event that this Agreement and the Transactions contemplated hereby are terminated pursuant to Section 7.1, this Agreement shall immediately terminate, become void and have no effect, without any liability or obligation on the part of Newco or the Company, and each party hereto shall promptly return all documents and other materials received from the other parties hereto relating to this Agreement and the other Ancillary Agreements and the Transactions, provided, however, that (i) if this Agreement is terminated as permitted by this Article VII, such termination shall be without liability of any party (or any of its Affiliates, Representatives or Representatives of its Affiliates) to any other party to this Agreement; provided, however, that if such termination is a result of a material breach, such termination shall not affect the non-breaching party’s right to (A) Damages and any other costs, expenses and losses on account of the other party’s breach prior to such termination or (B) to compel specific performance of the other parties hereto of their obligations under this Agreement and (ii) the provisions of Sections 5.3, 5.5, 5.6, 5.14, this Section 7.2 and Article IX of this Agreement and the Confidentiality Agreement shall survive such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                      Survival of Representations and Warranties.  Subject to the terms of this Article VIII, the representations and warranties of each party contained herein shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided that the time limitations set forth in this Section 8.1 shall not apply to the matters set forth in Sections 3.8 (Taxes), 3.9 (Employee Benefits Matters) and 3.12 (Environmental Matters) each of which shall survive the Closing until the three year six month (i.e., the 42nd month) anniversary of the Closing Date (the “Survival Period”).

Section 8.2                                      Indemnification.

(a)                                  Subject to the terms of this Article VIII, from and after the Closing, the Surviving Corporation and its officers, directors, employees, Affiliates and Representatives (the “Newco Indemnitees”) shall be indemnified and held harmless from and against, and shall be reimbursed for, any loss, damage, claim, liability, obligation, fine, cost or expense, including Taxes, reasonable attorneys’, accountants’ and consultants’ fees and expenses, in each case whether or not resulting from third party claims (collectively, “Damages”, it being understood that Damages shall include any element of loss or damage finally determined by a court of competent jurisdiction, provided that no punitive damages shall be included other than punitive damages of a third party in connection with a third party claim for which an indemnified party is liable hereunder), arising out of or relating to:

(i)                                     the breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered on the Closing Date pursuant hereto (ignoring for this purpose any materiality or Company Material Adverse Effect qualification contained therein, other than (i) any specific dollar threshold qualifications set forth therein, (ii) any such qualification set forth in the definition of Material Contracts, (iii) the materiality qualifications contained in Section 3.6(a) (Financial Statements) and (iv) the materiality and Company Material Adverse Effect qualifications in Section 3.6(b), except that for this purpose the words “have a Company Material Adverse Effect” in Section 3.6(b) shall be deemed replaced with the words “be material to the Company and the Company Subsidiaries, taken as a whole” and the word “immaterial” in clause (iii) of Section 3.6(b) shall not be ignored), provided, however, that the breach of the representations and warranties contained in Section 3.8 (Taxes) shall be governed by Section 8.6;
(ii)                                  the breach of any covenant, obligation or agreement of the Company to be performed prior to the Closing Date contained in this Agreement, other than any breach of Section 9.5(f) relating to a matter that is cured prior to the Closing, provided, however, that breach of the covenants contained in clauses (xxi), (xxii) and (xxiii) of Section 5.1(d) shall be governed by Section 8.6;
(iii)                               any claim (including for appraisal rights or an appraisal Proceeding initiated by any holder of Company Common Stock, Company Preferred Stock or RSU) seeking compensation in respect of such Company Common Stock, Company Preferred Stock or RSU in excess of the amounts it is entitled to hereunder (but only to the extent such Damages, including the amount of consideration finally paid to such holder, exceeds an amount per share equal to the amount payable to such holder under the terms of this Agreement);
(iv)                              any claim against the Surviving Corporation or any Company Subsidiary for or in respect of, or any payment by the Surviving Corporation or any Company Subsidiary of, Company Transaction Expenses to the extent not taken into account in the Final PPA (it being understood that for these purposes payments to the Surviving Corporation in respect of a negative Final PPA out of the PPA Escrow Account shall be deemed to have been applied last to Company Transaction Expenses);

(v)                                 any claim against the Surviving Corporation or any Company Subsidiary under Environmental Law in connection with any facility or property that was at one time owned or leased by the Company or any Company Subsidiary but that is not owned or leased by the Company or any Company Subsidiary as of the Closing Date; and
(vi)                              any matter specified in the Specified Liability Letter.

Notwithstanding anything to the contrary in this Agreement, the Newco Indemnitees shall have recourse for indemnification under this Section 8.2(a) solely to, and to the extent of, the Indemnity Escrow Account in accordance with Section 8.5 and no other Person shall have any liability for such indemnification, including the holders of Company Preferred Stock, Company Common Stock or RSUs, the Stockholder Representative or any of their respective Affiliates.

(b)                                 From and after the Closing, the Surviving Corporation shall indemnify and hold the holders of Company securities and their respective officers, directors, employees, shareholders and Representatives (the “Seller Indemnitees”) harmless from and against, and shall be reimbursed for, any Damages arising out of or relating to:

(i)                                     the breach of any representation or warranty of Newco contained in this Agreement or in any certificate delivered on the Closing Date pursuant hereto (ignoring for this purpose any materiality or Newco Material Adverse Effect qualification contained therein);

(ii)                                  the breach of any covenant, obligation or agreement of Newco or Parent, or the Company with respect to covenants to be performed after the Closing Date, contained in this Agreement; and

(iii)                               the payment of any Unclaimed Amounts after the Closing Date.

Section 8.3                                      Third Party Proceedings.  Except for those matters which are the subject of indemnification pursuant to Section 8.6:

(a)                                  If any third party claim, action, suit or proceeding covered by the foregoing agreements to indemnify and hold harmless (a “Third Party Proceeding”) shall arise, the Indemnitee shall give written notice thereof to the Indemnitor as soon as reasonably practicable, and in any event within fifteen (15) days, after an officer of Indemnitee obtains actual knowledge of the existence of such Third Party Proceeding; provided, however, that the Indemnitee’s failure to provide such notice shall not affect the Indemnitee’s right to indemnification unless an Indemnitor is actually prejudiced as a result of such failure.  The Indemnitee shall thereupon give the Indemnitor reasonable access to the books and records of the Indemnitee which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any employee, agent or other Representative of the Indemnitee related thereto.  If the Indemnitor disputes its liability with respect to any such claim, the Indemnitor and the Indemnitee shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations within twenty (20) days, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.  Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly following the Indemnitee’s receipt thereof, copies of all notices and documents (including court documents) received by the Indemnitee relating to the Third Party Proceeding.

(b)                                 Except as otherwise set forth in this Section 8.3, the Indemnitor shall have the right to at any time assume the defense of a Third Party Proceeding and, in connection therewith, employ counsel reasonably acceptable to the Indemnitee (it being acknowledged that Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP are reasonably acceptable for the purposes of this Section 8.3) to defend against any such Third Party Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor, which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account in the case of a claim by any Newco Indemnitee.  Unless and until the Indemnitor has provided notice to the Indemnitee of its election to assume any defense of any Third Party Proceeding, the Indemnitee shall have the right, at its option, to assume and pay for and control the defense of the Third Party Proceeding, in which case the Indemnitor shall be liable for the reasonable, out-of-pocket and documented fees and expenses of one (1) outside counsel (and not any fees and expenses allocated to internal counsel) employed by the Indemnitee which outside counsel shall be reasonably acceptable to the Indemnitor, it being acknowledged and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP are reasonably acceptable for such purposes), which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account in the case of a claim by any Newco Indemnitee.  Notwithstanding anything to the contrary contained in this Section 8.3 but subject to the last sentence of this Section 8.3(b), in connection with any Third Party Proceeding in which (x) there is a claim for injunctive relief or a claim other than for monetary damages, (y) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor and which would be materially adverse to the Indemnitor (as reasonably agreed by the Indemnitor and the Indemnitee) or (z) one or more of the Newco Indemnitees is the Indemnitee and such Indemnitee reasonably determines that the amount in controversy in such Third Party Proceeding has a reasonable prospect of exceeding the amount available in the Indemnity Escrow Account in respect of such claim, then the Indemnitee shall have the right to assume and direct the defense of such Third Party Proceeding.  In such an event, the Indemnitor shall be liable only for the reasonable, out-of-pocket and documented fees and expenses of one (1) outside counsel (and not any fees and expenses allocated to internal counsel)

employed by the Indemnitee (which outside counsel shall be reasonably acceptable to the Indemnitor, it being acknowledged and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP are reasonably acceptable for such purposes), which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account in the case of a claim by any Newco Indemnitee and no settlement shall be made by the Indemnitee without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, it being understood that it shall be unreasonable for the Indemnitor to withhold consent if either (A) (i) the remaining amount available in the Indemnity Escrow Account is in excess of $1 million and (ii) the amounts proposed to be paid in such settlement are at least $1 million more than the remaining amount held in the Indemnity Escrow Account or (B) the remaining amount available in the Indemnity Escrow Account is less than $1 million and the amount proposed to be paid in such settlement exceeds the remaining amount available in the Indemnity Escrow Account the Surviving Corporation will have the right to control settlements in respect of the matters that are the subject of the Specified Liability Letter, subject to the limitations set forth therein).

(c)                                  In the event that (i) counsel selected by the Indemnitee shall be unable to represent the Indemnitee in a Third Party Proceeding due to an actual conflict of interest under applicable standards of professional responsibility requiring such counsel to withdraw from representation of such Indemnitee and (ii) the Indemnitor, after notice of such conflict, has not timely substituted such counsel with counsel of its choosing reasonably acceptable to the Indemnitee not so conflicted, then the Indemnitee shall, upon satisfaction of the foregoing conditions, have the right to select separate counsel of its choosing not so conflicted to participate in the defense of such action on its behalf, at the expense of the Indemnitor; provided, however, that in no case shall Indemnitor be responsible for the reasonable fees and expenses of more than one (1) outside counsel (and not any fees and expenses allocated to internal counsel), which counsel shall be reasonably acceptable to the Indemnitor (it being acknowledged and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP are reasonably acceptable for such purposes), which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account in the case of a claim by any Newco Indemnitee.  If the Indemnitor fails to acknowledge in writing its obligation to defend against (and pay for same) or settle such Proceeding within thirty (30) days after receiving notice thereof from the Indemnitee, the Indemnitee shall have the right to undertake the defense and settlement of any such Third Party Proceeding, at the Indemnitor’s expense, which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account, in the case of a claim by any Newco Indemnitee; provided, however, that (i) if the Indemnitee assumes the defense of any such Third Party Proceeding, the Indemnitee shall not settle such Third Party Proceeding prior to final judgment thereon or forego any appeal with respect thereto without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, it being understood it being understood that it shall be unreasonable for the Indemnitor to withhold consent if either (A) (i) the remaining amount available in the Indemnity Escrow Account is in excess of $1 million and (ii) the amounts proposed to be paid in such settlement are at least $1 million more than the remaining amount held in the Indemnity Escrow Account or (B) the remaining amount available in the Indemnity Escrow Account is less than $1 million and the amount proposed to be paid in such settlement exceeds the remaining amount available in the Indemnity Escrow Account that the Surviving Corporation will have the right to control settlements in respect of the matters that are the subject of the Specified Liability Letter, subject to the limitations set forth therein) and (ii) the Indemnitor may participate in (but not control) the defense of such action, with its own counsel at its own expense; provided, however, that the Indemnitor shall at no time be liable for the reasonable fees and expenses of more than one (1) outside counsel (and shall at no time be liable for any fees or expenses of internal counsel) employed by the Indemnitee (which outside counsel shall be reasonably acceptable to the Indemnitor, it being acknowledged and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP shall be deemed to be reasonably acceptable for the purposes of this Section 8.3(c)), which expenses shall be paid solely from, and to the extent of, the Indemnity Escrow Account in the case of a claim by any Newco Indemnitee.

Section 8.4                                      Limitations on Indemnity.  Notwithstanding any other provision in this Agreement to the contrary, the parties expressly intend and agree as follows:

(a)                                  No party seeking indemnification pursuant to this Article VIII (the “Indemnitee”) shall be entitled to indemnification pursuant to this Article VIII unless the Indemnitee shall have provided notice to the other party (the “Indemnitor”), which shall comply with the requirements of Section 8.3 in the case of a Third Party Proceeding. In the case of a claim by any Newco Indemnitee, such notice shall be given to the Stockholder Representative and the Newco Indemnitee’s sole recourse shall be against the Indemnity Escrow Account.  No Indemnitee shall be entitled to indemnification for any Damages pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as the case may be, in respect of any breach of any representation or warranty, unless (A) all Damages in respect of such breach (and any related breaches) exceed $50,000 (the “Mini Threshold”) (it being agreed that any breach (and series of related breaches) that do not involve Damages exceeding $50,000 shall be disregarded for all purposes hereof) and (B) unless and until all such Damages pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, exceed $3,000,000 in the aggregate (the “Threshold Amount”), at which time such Indemnitee shall be entitled to indemnification for the amount of such Damages (x) only to the extent such Damages exceed the Threshold Amount and, (y) for the avoidance of doubt, up to the available Indemnity Escrow Amount; provided, however, that limitations set forth in this sentence shall not apply to any claims alleging a breach of representations and warranties made in Section 3.3 or Section 3.9(i).

(b)                                 The amount of any Damages subject to indemnification hereunder shall be calculated net of any insurance proceeds that may be actually received from third party insurance carriers by any Indemnitee with respect to such Damages (it being understood and agreed that Indemnitee shall pursue any such available insurance coverage to the extent it is commercially reasonable to do so).  To the extent any matter that is the subject of a claim by a Newco Indemnitee hereunder is also a matter for which the Surviving Corporation has rights of indemnification under the terms of the Champion Agreement, the Surviving Corporation agrees to use its commercially reasonable efforts to make a claim for indemnification under the Champion Agreement and any amounts collected in respect of such matter pursuant to the Champion Agreement shall reduce the amount of Damages payable to a Newco Indemnitee hereunder.

(c)                                  As a condition to any indemnification obligation hereunder with respect to any Damages arising from a breach of the representations and warranties in Section 3.12 (Environmental Matters), the Newco Indemnitees agree to act, and to cause the Surviving Corporation to act, in a commercially reasonable manner (in the same manner as if no right to indemnification or reimbursement exists with respect to the matter) in deciding among various alternative courses of remedial action.  In no event shall any Newco Indemnitee be entitled to indemnity for any remediation of Real Property that exceeds applicable clean-up levels established by or under Environmental Laws that are consistent with the use of the Real Property at the Closing Date unless cleanup to such levels is required by an applicable Governmental Entity and the Surviving Corporation shall allow, to the extent permitted by applicable Governmental Entities, engineering and institutional controls to be placed on the Real Property (including but not limited to deed or use restrictions) to achieve cost effective remedial action, unless such controls are reasonably expected to (1) materially and adversely interfere with the continued use of the Real Property in substantially the same manner as it is used at the time immediately preceding the clean-up; or (2) materially and adversely impact the operation of the Surviving Corporation after the Closing Date;

(d)                                 The Surviving Corporation shall not, either directly or indirectly, engage in any soil, vapor or ground water sampling at the Real Property in the absence of (i) a requirement of an Environmental Law, (ii) a requirement of a Governmental Entity or (iii) a pending Third Party Proceeding for Damages for which the Newco Indemnitees would reasonably be expected to have a right to indemnification hereunder (A) arising out of or relating to a breach of a representation or warranty in Section 3.12 (Environmental Matter) or (B) pursuant to 8.2(a)(v) or 8.2(a)(vi) or (iv) written statement by a licensed professional environmental consultant or engineer retained by the Surviving Corporation that such sampling is necessary to prevent a substantial likelihood of liability to third parties or to eliminate or prevent an unacceptable risk to human health or the environment (provided, however, that such written statement shall not be required in the event of an unacceptable risk of imminent harm to human health or the environment), or is necessary to investigate a Release or threatened Release of Hazardous Substances potentially existing on or prior to the Closing Date.

(e)                                  If the Closing occurs, each party hereto acknowledges, on behalf of itself and on behalf of the other Indemnitees, that, except as set forth in Section 7.2, their sole and exclusive remedy with respect to claims for money damages under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII (other than claims and causes of action based on fraud).

(f)                                    Claims in respect of any matter specified in the Specified Liability Letter shall be subject to the limitations set forth herein and therein.

(g)                                 For all Tax purposes, all indemnification payments under this Article VIII shall be treated by the parties as adjustments to the Initial Common Equity Consideration to the extent permitted by applicable Law.

(h)                                 The obligations to indemnify and hold harmless under this Article VIII shall terminate (i) on the date that is three (3) days after the date on which the applicable Survival Period ends, with respect to claims for indemnification made pursuant to Sections 8.2(a)(i) and 8.2(b)(i), (ii) on the six (6) month anniversary of the Closing Date, with respect to claims for indemnification made pursuant to Sections 8.2(a)(ii) and 8.2(b)(ii), (iii) on the eighteen (18) month anniversary of the Closing Date, with respect to claims for indemnification made pursuant to Sections 8.2(a)(iii) or 8.2(a)(iv), (iv) on the forty-second (42) month anniversary of the Closing Date, with respect to claims for indemnification made pursuant to Sections 8.2(a)(v), 8.2(a)(vi) or 8.6(a) and (v) upon the expiration of the statute of limitations with respect to indemnifications made under Section 8.2(b)(iii); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable Indemnitee shall have, before the expiration of the applicable period, timely and properly delivered notice of claim to the applicable Indemnitor pursuant to this Article VIII in respect of a matter that it determines in good faith may give rise to Damages.

(i)                                     The Surviving Corporation shall have no obligation to indemnify the Seller Indemnitees hereunder for an aggregate amount in excess of $15,500,000.

(j)                                     In no event shall any Newco Indemnitee be entitled to indemnification under Section 8.2 in respect of Damages for a particular matter to the extent included in the computation of the Initial Common Equity Consideration or the Final PPA (but only to the extent so included).

(k)                                  The Indemnitee shall use its commercially reasonable efforts to mitigate any damages which form the basis of an indemnification claim hereunder; provided that the Indemnitee shall not be required to institute litigation in connection therewith or to materially disrupt the conduct of the business of the Surviving Corporation, and provided further that the costs of any mitigation efforts shall constitute indemnifiable Damages hereunder.

Section 8.5                                      Indemnity Escrow.

(a)                                  In the event the Newco Indemnitees shall have, prior to the expiration of the applicable survival period under Section 8.4(h), delivered a notice of a claim (a “Pending Claim”) in respect of indemnification under this Agreement (including for the avoidance of doubt, a claim arising under Section 8.6), and any payment pursuant to Section 2.7 to the Stockholder Representative, such Newco Indemnitees and the Stockholder Representative shall negotiate in good faith to reach agreement upon (x) the Newco Indemnitees’ right to indemnification hereunder and the amount of such Newco Indemnitees’ Damages and (y) the amount on deposit in the Indemnity Escrow Account that should be reserved (the “Reserve Amount”) in respect of such Pending Claim prior to resolution of the matters in respect thereof described in clause (x).  If such Persons are unable so to reach agreement, then any such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.  Pending a resolution of the Reserve Amount in respect of any claim, the Reserve Amount therefor shall be the amount in good faith estimated by the Newco Indemnitees based on back-up documentation containing such detail as is reasonable under the circumstances.

(b)                                 Upon the agreement by the Stockholder Representative and the Newco Indemnitees or as finally determined by a court of competent jurisdiction in respect of any Pending Claim, the Stockholder Representative and the Surviving Corporation shall jointly instruct the Escrow Agent under the Indemnity Escrow Agreement to pay to the Surviving Corporation the lesser of (x) the amount of such Damages and (y) the balance then on deposit in the Indemnity Escrow Account.

(c)                                  On the eighteen (18) month anniversary of the Closing Date, and upon request by the Stockholder Representative from time to time thereafter until the thirty-six (36th) month anniversary of the Closing or until such earlier time as there are no funds remaining on deposit in the Indemnity Escrow Account, the Stockholder Representative and the Surviving Corporation shall instruct the Escrow Agent under the Indemnity Escrow Agreement to pay to the holders of Company Preferred Stock, as Additional Preferred Stock Consideration, the amount by which (x) the funds remaining on deposit in the Indemnity Escrow Account exceed (y) the sum of $7,500,000 (the “Initial Survival Amount”) and the aggregate amount of all unpaid Reserve Amounts at such time.

(d)                                 On the thirty-six (36) month anniversary of the Closing Date, and upon request by the Stockholder Representative from time to time thereafter until the forty-second (42nd) month anniversary of the Closing Date or until such earlier time as there are no funds remaining on deposit in the Indemnity Escrow Account, the Stockholder Representative and the Surviving Corporation shall instruct the Escrow Agent under the Indemnity Escrow Agreement to pay to the holders of Company Preferred Stock, as

Additional Preferred Stock Consideration, the amount by which (x) the funds remaining on deposit in the Indemnity Escrow Account exceed (y) the sum of $4,000,000 (the “Late Survival Amount”) and the aggregate amount of all unpaid Reserve Amounts at such time.

(e)                                  On the forty-second (42) month anniversary of the Closing Date, and upon request by the Stockholder Representative from time to time thereafter until there are no funds remaining on deposit in the Indemnity Escrow Account, the Stockholder Representative and the Surviving Corporation shall instruct the Escrow Agent under the Indemnity Escrow Agreement to pay to the holders of Company Preferred Stock, as Additional Preferred Stock Consideration, the amount by which (x) the funds remaining on deposit in the Indemnity Escrow Account exceed (y) the aggregate amount of all unpaid Reserve Amounts at such time.

Section 8.6                                      Tax Indemnification; Tax Matters.

(a)                                  Tax Indemnification.  Subject to Sections 8.4(h) and 8.5, from and after the Closing the Newco Indemnitees shall be indemnified by and held harmless from and against, and shall be reimbursed for all Damages (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) for or arising out of (i) Pre-Closing Taxes in excess of the amount of Taxes which are included as Current Liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income, a “Deferred Tax Reserve”) on the Final Statement and (ii) without duplication, any Taxes arising out of a breach of a representation or warranty in Section 3.8, or the covenants and agreements set forth in Sections 5.1(d)(xxi), 5.1(d)(xxii) or 5.1(d)(xxiii).  For the purposes of this Section 8.6, indemnifiable Taxes shall not include Taxes for a taxable period beginning after the Closing Date that are attributable to any reduction directly or indirectly resulting from an audit, examination, or the filing of an amended Tax Return (in each case for a Pre-Closing Tax Period) to the net operating losses or similar Tax attributes reflected on the Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period.  Notwithstanding anything to the contrary contained in this Section 8.6, the Newco Indemnitees shall have recourse for indemnification under this Section 8.6 solely to, and to the extent of, the Indemnity Escrow Account and no other Person shall have any liability for such indemnification, including the holders of Company Preferred Stock, Company Common Stock or RSUs, the Stockholder Representative, or any of their respective Affiliates.

(b)                                 Tax Indemnification Procedures.  After the Closing, each party to this Agreement shall promptly send to the other party (which, in the case of any written demand, claim or notice received by the Newco Indemnitees, shall be sent to the Stockholder Representative) a copy of any written demand, claim or notice of the commencement of an audit received by such party from any Governmental Entity or any other Person with respect to Taxes for which indemnification is available pursuant to Section 8.6 of this Agreement; provided, however, that a failure to send such written demand, claim or notice will not affect a Newco Indemnitee’s rights to indemnification under this Article VIII, except to the extent that the Indemnitor is actually prejudiced thereby.

(c)                                  Tax Returns.

(i)                                     The Stockholder Representative shall be responsible for preparing, or causing to be prepared, consistent with past practice (unless otherwise required by applicable Law), any Tax Returns with respect to the Company and each Company Subsidiary for any Tax period that ends on or prior to the Closing Date (a “Pre-Closing Return”).  Such Pre-Closing Returns shall be delivered to the Surviving Corporation at least thirty (30) days before the due date thereof for the review and approval of the Surviving Corporation, which shall not be unreasonably withheld, delayed or conditioned.  Following such review, and upon such approval, the Surviving Corporation shall cause such Tax Returns to be filed.
(ii)                                  With respect to Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for any Tax period that begins before and ends after the Closing Date (“Straddle Period” and “Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law).  The Surviving Corporation shall deliver any Straddle Return to the Stockholder Representative for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed for its review and approval, which shall not be unreasonably withheld, delayed or conditioned.
(iii)                               In the event of a dispute regarding an item on a Covered Return, the parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Covered Return is required to be filed.  In the event of any disagreement between the Stockholder Representative and the Surviving Corporation, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to the Surviving Corporation and the Stockholder Representative (the “Tax Accountant”) and any such determination by the Tax Accountant shall be final.  The fees and expenses of the Tax Accountant shall be borne equally by the Company and the Stockholder Representative.  If the Tax Accountant does not resolve any differences between the Surviving Corporation and the Stockholder Representative with respect to such Covered Return at least five (5) days prior to the due date therefor, such Covered Return shall be filed as determined by the Surviving Corporation and amended to reflect the Tax Accountant’s resolution.

(iv)                              Prior to the earlier to occur of (x) the expiration of the Newco Indemnitees’ right to indemnification pursuant to Section 8.6(a) or (y) the distribution of all funds remaining in the Indemnity Escrow Account, neither the Surviving Corporation nor any of its Affiliates shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Covered Return without the written consent of the Stockholder Representative, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that except where the modification concerns a position taken on a Covered Return that was, in the reasonable judgment of the Surviving Corporation, after consultation with tax counsel or an accountant experienced in tax matters, contrary to Applicable Law, it shall be reasonable to not consent to such filing if such filing would result in the payment of Pre-Closing Taxes from the Indemnity Escrow Account.

(d)                                 Straddle Periods.  For purposes of this Agreement, in the case of any taxes of the Company or any Company Subsidiary in respect of any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date (or, if such Tax is not paid on a periodic basis (e.g., sales Taxes) under the closing of the books method); and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or any Company Subsidiary or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.6 shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and each Company Subsidiary.  The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date, unless such election, in the reasonable discretion of either party, has an adverse impact, other than a de minimis one, on the Company, any Company Subsidiary or either party hereto.

(e)                                  Tax Contests.  Prior to the distribution of all funds remaining in the Indemnity Escrow Account, the Stockholder Representative shall control the conduct of any audit, claim for refund, examination or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any Company Subsidiary (any such audit, claim for refund or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) for any Pre-Closing Taxes, other than any such Taxes for a Straddle Period, but the Surviving Corporation shall have the right to participate in such Contest at its own expense, provided that, without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld, the Stockholder Representative shall not settle any such audit, examination or proceeding.  Prior to the distribution of all funds remaining in the Indemnity Escrow Account, in the case of a Contest that relates to Straddle Periods, the Surviving Corporation shall control the conduct of such Contest, but the Stockholder Representative shall have the right to participate in such Contest at its own expense.  Prior to the distribution of all funds remaining in the Indemnity Escrow Account, the Surviving Corporation shall not settle, compromise and/or concede such Contest without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.  The party controlling any Contest pursuant to this Section 8.6(e) shall notify the other party of significant developments with respect to such Contest and keep the other party reasonably informed and consult with the other party with respect to any issue that reasonably could be expected to have an adverse effect on the other party or any of its Affiliates.

(f)                                    Books and Records; Cooperation.  The Surviving Corporation and the Stockholder Representative shall, and shall cause their respective Affiliates, upon request and as promptly as practicable, to (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or the preparation, prosecution, defense or conduct of any Contest with respect to the Company or any Company Subsidiary and (ii) retain and provide the other party and its Affiliates with reasonable access to all records or information that may be relevant to such Tax Return or Contest, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.  The Stockholder Representative and the Surviving Corporation shall reasonably cooperate with each other in the conduct of any Contest or other proceeding otherwise relating to the Company or any Company Subsidiary (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.6(f).  The Surviving Corporation shall use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of the Company and any Company Subsidiary that relate to Pre-Closing Tax Periods for so long as the Newco Indemnitees have a right to indemnification pursuant to this Section 8.6.  Any information obtained under this Section 8.6(f) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(g)                                 Overlap.  To the extent that an obligation or responsibility pursuant to any other Section of this Article VIII may overlap with an obligation or responsibility pursuant to this Section 8.6, the provisions of this Section 8.6 shall govern such obligation or responsibility.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                      Notices.  All notices, requests, claims, demands or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

(a)                                  if to Newco or to Parent, to

Rank Group Limited
c/o Burns, Philp & Company Pty Limited
Level 23, 56 Pitt Street
Sydney NSW 2000
Australia
Fax No.:  (61-2) 9247 3272

Attention:  Helen Golding, Esq.

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq. & Kevin M. Schmidt, Esq.

(b)                                 if to the Company or the Stockholder Representative, to

Blue Ridge Holding Corp.
41 Main Street
Canton, North Carolina  28716
Fax No.:  (828) 454-0679
Attention:  Richard A. Lozyniak

and

KPS Special Situations Fund, L.P.
200 Park Avenue, 58th Floor
New York, NY  10166
Fax No.:  (212) 876-7980
Attention:  Mr. David Shapiro

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Fax No.:  (212) 757-3990
Attention:  Angelo Bonvino, Esq.

Section 9.2                                      Intentionally Omitted.

Section 9.3                                      Definitions.  For the purposes of this Agreement:

“2008 Notes” has the meaning set forth in Section 2.1(a)(6)(ii).

“Accounting Standards” has the meaning set forth in Section 2.6(a).

“Additional Common Equity Consideration” has the meaning set forth in Section 2.1(h).

“Additional Preferred Stock Consideration” has the meaning set forth in Section 2.1(i).

“Administrative Expense Amount” means an amount equal to $500,000, such amount to be held by the Stockholder Representative and used for the purposes described in Section 2.8.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.  For purposes of this definition, “control”, when used with respect to any person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Preferred Stock Amount” means the product of $10,000 and the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means this Agreement, the Transaction Agreement, the Escrow Agreements, the Paying Agent Agreement, the MSA Termination Agreement, the Specified Liability Letter and each other Agreement entered into by Newco and the Company in connection with this Agreement.

“Appraisal Rights Fraction” means, at any time, a fraction, the numerator of which is the Fully Diluted Share Number minus the number of Appraisal Rights Shares, if any, at the time of determination, and the denominator of which is the Fully Diluted Share Number.

“Appraisal Rights Shares” has the meaning set forth in Section 2.4.

“Audited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“BRPPI” has the meaning set forth in Section 2.1(a)(6)(i).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or any successor thereto or at least P 1 from Moody’s or any successor thereto; (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that at the time of acquisition thereof (A) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (i) above, entered into with a bank meeting the qualifications set forth in clause (iv) above; (vi) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Champion Agreement” means the Asset Purchase Agreement, dated as of March 29, 1999, among Champion International Corporation, Blue Ridge and Blue Ridge Paper Products, Inc. (f/k/a Carolina Paper Products Holding Corp. and Carolina Paper Company).

“Charter Amendment” has the meaning set forth in Section 7.1(g).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Statement” has the meaning set forth in Section 2.7(a).

“Code” has the meaning set forth in Section 3.9(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Agreement” means each employment, consulting, change of control, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, consultant, independent contractor or director of the Company or any Company Subsidiary.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or agreement maintained by, or contributed to by, the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has or may have any liability, providing benefits to any current or former employee, officer or director of or consultant or other independent contractor to the Company or any Company Subsidiary, other than a Company Multiemployer Plan.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Common Stock Surrender Forms” means the Company Common Stock Surrender Forms, in a form to be reasonably agreed to by Parent and the Company.

“Company Disclosure Schedule” means a disclosure schedule delivered to Newco and Parent by the Company.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Financing Expenses” has the meaning set forth in Section 5.8.

“Company Material Adverse Effect” means any change, effect, event or condition that has had or would be reasonably likely to have a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that any such effect to the extent arising out of or relating to any change, effect, event or condition (a) generally applicable to the industry and markets in which the Company and the Company Subsidiaries operate, (b) generally applicable to the United States or any foreign economy, (c) generally applicable to financial, banking or securities markets, (d) relating to any change in Law, in GAAP or in any interpretation thereof, (e) caused by any actions or omissions of Newco or any of its Affiliates (other than actions or omissions of Newco or such Affiliates that are permitted pursuant to the terms of this Agreement), (f) resulting from the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or resulting from the occurrence of any military or terrorist attack, or (g) resulting from the execution of this Agreement or any other Ancillary Agreement, the consummation of the Transactions or the public announcement of the Transactions, in any and all such cases, shall not constitute a “Company Material Adverse Effect.”

“Company Multiemployer Plan” has the meaning set forth in Section 3.9(c).

“Company Pension Plans” has the meaning set forth in Section 3.9(b).

“Company Preferred Stock” has the meaning set forth in Section 3.3.

“Company Preferred Stock Surrender Forms” means the Company Preferred Stock Surrender Forms, in a form to be reasonably agreed to by Parent and the Company.

“Company Subsidiaries” has the meaning set forth in Section 3.2(a).

“Company Transaction Expenses” means (i) one-half of all amounts payable to the Escrow Agent and Paying Agent as of the Closing, (ii) all other third party fees and expenses (other than those payable to the Escrow Agent and Paying Agent and other than Company Financing Expenses) incurred by the Company and the Company Subsidiaries in connection with the drafting, negotiation, execution, and delivery of this Agreement and the other Ancillary Agreements and the consummation of the Transactions, (including any amounts payable to any Person engaged by the Company or any Company Subsidiary prior to the Closing in respect of any services rendered following the Closing for the benefit of any Persons who were holders of Company Common Stock, Company Preferred Stock or RSUs prior to the Merger) including the fees and expenses of the Company’s and the Company Subsidiaries’ accountants, lawyers, and other advisors, (iii) any fees and expenses of the Stockholder Representative and any of its Representatives and Affiliates incurred in connection with the Transactions that are payable by the Company and the fees and expenses payable to Duff & Phelps, LLC and to the ESOP Trustee in connection with the transactions contemplated by the Ancillary Agreements that are payable by the Company or any Company Subsidiary, (iv) one-half of all Conveyance Taxes and (v) the aggregate of all Profit Sharing Termination Bonuses payable by the Company to each eligible employee of the Company and the Company Subsidiaries pursuant to the letter agreement dated May __, 2007 between the Company and the United Steelworkers; provided, however, that in no event shall the Surviving Corporation be liable following the Closing for Company Transaction Expenses in an aggregate amount in excess of the amount of Estimated Company Transaction Expenses except to the extent such amounts are included in the computation of Net Working Capital or the Final PPA.  For the avoidance of doubt, no change of control payments owed to employees that are triggered as a result of actions taken by Parent or the Surviving Corporation following the Closing (and not solely as a result of the Closing itself) shall be a “Company Transaction Expense”.

“Company’s Estimated Closing Date Certificate” has the meaning set forth in Section 2.6(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Consent” has the meaning set forth in Section 3.5(b).

“Contest” has the meaning set forth in Section 8.6(e).

“Contract” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract (including collective bargaining agreements, side letters, memoranda of agreement or understanding or any agreement of any kind), instrument, employee benefit plan or other binding commitment, obligation or arrangement.

“Conveyance Taxes”  means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement, and the Stockholder Representative and the Surviving Corporation agree to jointly file all required change of ownership and similar statements.

“Covered Returns” means Pre-Closing Returns and Straddle Returns.

 “Damages” has the meaning set forth in Section 8.2(a).

“Deferred Tax Reserve” has the meaning set forth in Section 8.6(a).

“DGCL” has the meaning set forth in Section 1.1.

“DOJ” has the meaning set forth in Section 5.4(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health (relating to exposure to Hazardous Substances), natural resources or the environment, including laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“Escrow Agent” has the meaning set forth in Section 5.7.

“Escrow Agreements” has the meaning set forth in Section 5.7.

“ESOP” has the meaning set forth in Section 3.9(i).

“ESOP Trustee” means GreatBanc Trust Company, an Illinois corporation, in its capacity as the trustee of the ESOP, and any successor thereto acting as the trustee of the ESOP.

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Existing Mortgage Liens” means all mortgages, deeds of trust and similar and related instruments encumbering any parcel of Owned Real Property.

“Final PPA” has the meaning set forth in Section 2.7(f).

“Final Statement” has the meaning set forth in Section 2.7(f).

“FTC” has the meaning set forth in Section 5.4(a).

“Fully Diluted Share Number” means the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.3(a)) and (ii) the number of shares of Company Common Stock covered by RSUs immediately prior to the Effective Time.

“Future Financial Statements” has the meaning set forth in Section 5.10.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory authority, domestic or foreign.

“Hazardous Substances” means any substance that:  (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products or radon gas, (ii) requires investigation or Remedial Action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“Holders” has the meaning set forth in Section 2.8(b).

“HSR Act” has the meaning set forth in Section 3.5(b).

“Improvements” has the meaning set forth in Section 3.14(c).

“Indebtedness” means, with respect to any person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person for the deferred purchase price of assets, property or services (excluding current liabilities), (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all obligations of such Person under conditional sale, deferred sale or other title retention agreements relating to property acquired by such Person, (v) all obligations under capital leases (which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP), (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or similar facilities (but only to the extent drawn or called) and (vii) all direct or indirect guarantee, support or keep well obligations of such Person with respect to obligations of the kind referred to in clauses (i) through (vi) of this definition.  For purposes of Article II of this Agreement, (1) the amount of any Indebtedness described in clause (v) above at any specified date shall be the capitalized amount thereof determined in accordance with GAAP plus any accrued and unpaid interest amount thereon, (2) the amount of any other Indebtedness at any specified date shall be the aggregate amount that would be required to be paid at such date to satisfy in full such Indebtedness, including the full amount of the principal thereof and all accrued and unpaid interest thereon, and any amounts required to be paid in the nature of prepayment premiums or penalties, any termination payments required in respect of related interest rate or currency swap or like arrangements, any LIBOR or like breakage payments, any fees of trustees, agents, collateral agents or like Persons, and any amounts payable by virtue of the consummation of the Transactions and (3) Indebtedness shall not include any (A) obligations under  surety bonds, any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness of the Company and the Company Subsidiaries or (C) any Indebtedness incurred by the Parent, Newco and its Affiliates (and subsequently assumed by the Company or the Company Subsidiaries) in connection with the consummation of the Transactions.

“Indemnitee” has the meaning set forth in Section 8.4(a).

“Indemnitor” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Agreement” has the meaning set forth in Section 5.7.

“Indemnity Escrow Amount” means an amount equal to $15,500,000.

“Independent Accounting Firm” has the meaning set forth in Section 2.7(e).

“Information Statement” has the meaning set forth in Section 5.11(b).

“Initial Common Equity Consideration” has the meaning set forth in Section 2.1(a).

“Initial Preferred Stock Amount” means an amount equal to the Aggregate Preferred Stock Amount minus the Indemnity Escrow Amount minus the Administrative Expense Amount.

“Initial Survival Amount” has the meaning set forth in Section 8.5(c).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

“Interim Period” has the meaning set forth in Section 5.1.

“IRS” has the meaning set forth in Section 3.9(a).

“Judgment” has the meaning set forth in Section 3.5(a).

“Knowledge of Newco” means the actual, and not imputed or constructive, knowledge of the Persons set forth in Section 9.2(b) of the Company Disclosure Schedule.

“Knowledge of the Company” means the actual, and not imputed or constructive, knowledge of the Persons set forth in Section 9.2(a) of the Company Disclosure Schedule.

 “Late Survival Amount” has the meaning set forth in Section 8.5(d).

“Law” has the meaning set forth in Section 3.5(a).

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.3(b).

“Liens” has the meaning set forth in Section 3.2(a).

“Management Agreement” means the Management Services Agreement, dated May 14, 1999, by and between KPS Management LLC and BRPPI, as from time to time amended.

“Material Contracts” has the meaning set forth in Section 3.13(b).

“Merger” has the meaning set forth in the Recitals.

“Mini Threshold” has the meaning set forth in Section 8.4(a).

“Moody’s” has the meaning set forth in Section 2.5(b)(ii).

“MSA Termination Agreement” means the agreement dated as of the date hereof by and between KPS Management LLC and BRPPI.

“MSA Termination Payment” means the payment required to be paid under the MSA Termination Agreement to terminate the Management Agreement.

“Net Working Capital” means the amount, if any, by which the consolidated current assets of the Company and the Company Subsidiaries exceed the consolidated current assets of the Company and the Company Subsidiaries, in each case measured as of immediately following the Effective Time but without giving effect to the Merger, calculated in accordance with the Accounting Standards (including, for the avoidance of doubt, the exclusions from current assets and current liabilities specified in Section 2.6).

“Net Working Capital Target” has the meaning set forth in Section 2.1(a)(3).

“Newco” has the meaning set forth in the Preamble.

“Newco Indemnitees” has the meaning set forth in Section 8.2(a).

“Newco Material Adverse Effect” means (i) a material adverse effect on the ability of Newco to perform its obligations under the Ancillary Agreements or (ii) a material adverse effect on the ability of Newco to consummate the Merger and the other Transactions.

“Note Prepayment Amount” has the meaning set forth in Section 2.1(a)(6)(ii).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 3.15(a).

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Consent” has the meaning set forth in Section 4.3.

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.5(a).

“Pending Claim” has the meaning set forth in Section 8.5(a).

 “Per Share Additional Common Equity Consideration” means an amount, if any, equal to the quotient obtained by dividing (i) the Additional Common Equity Consideration by (ii) the Fully Diluted Share Number.

“Per Share Additional Preferred Stock Consideration” means the amount if any, equal to quotient obtained by dividing (i) the Additional Preferred Stock Consideration by (ii) the number of shares of Company Preferred Stock immediately prior to the Effective Time.

“Per Share Initial Common Equity Consideration” means the quotient obtained by dividing (i) the Initial Common Equity Consideration by (ii) the Fully Diluted Share Number.

“Per Share Initial Preferred Stock Amount” means the quotient obtained by dividing (i) the Initial Preferred Stock Amount by (ii) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable that may thereafter be paid without penalty or that are being contested by appropriate proceedings, and for which adequate accruals or reserves have been established on the Company Financial Statements, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like Liens arising in the ordinary course of business and that are being contested by appropriate proceedings, (iii) easements, rights of way and other such restrictions on the use of property incurred in the ordinary course of business that do not materially detract from the value of or materially impair the existing use of the property (or any portion thereof), (iv) all local and other Laws, including building and zoning Laws, now or hereafter in effect relating to or affecting any real property, (v) Liens (other than Existing Mortgage Liens) that secure obligations reflected as liabilities in the financial statements referred to in Section 3.6 or as provided under Section 5.10 (or the notes thereto), (vi) any Liens permitted to be outstanding under any of the documents governing the Indebtedness to be repaid at Closing pursuant to the terms hereof, (vii) Liens to lenders incurred in deposits made in the ordinary course of business in connection with maintaining bank accounts and (viii) Liens created by any of the Ancillary Agreements, or in connection with the Transactions, or by the actions of Newco.

“Person” means any individual, firm, corporation, general or limited partnership, company, limited liability company, association, trust, joint venture, labor union, estate, organization, association, Governmental Entity or other entity.

“PPA” has the meaning set forth in Section 2.7(a)(v).

“PPA Escrow Account” has the meaning set forth in Section 2.1(b)(3).

“PPA Escrow Agreement” has the meaning set forth in Section 5.7.

“PPA Escrow Amount” has the meaning set forth in Section 2.1(a)(9).

“Pre-Closing Return” has the meaning set forth in Section 8.6(c)(i).

“Pre-Closing Tax Periods” means, collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all taxable period beginning before or on and ending after the Closing Date.

“Pre-Closing Taxes” means Taxes (a) of the Company or any Company Subsidiary for all Pre-Closing Tax Periods, (b) of any member of any combined, consolidated, unitary or similar group defined under federal, state, local or foreign income Tax law of which the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law or regulation) or (c) of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing.  Notwithstanding the foregoing, Pre-Closing Taxes shall not include Taxes arising out of transactions taking place on the Closing Date after the Effective Time that are not in the ordinary course of business.

“Principal Stockholders” means the Persons listed on Schedule A of the Company Disclosure Schedule.

“Proceeding” has the meaning set forth in Section 3.10.

“Real Property” has the meaning set forth in Section 3.14(c).

“Real Property Leases” has the meaning set forth in Section 3.14(b).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remedial Action” means any action required by a Governmental Entity or required pursuant to applicable Environmental Laws to (a) clean up, remove, treat, or otherwise address any Hazardous Substance, (b) prevent the Release of any Hazardous Substance so it does not endanger public health or welfare or the indoor or outdoor environment, or (c) perform studies and investigations or post-remedial monitoring and care.

“Representative” means, with respect to any Person, such Person’s officer, director, employee, investment banker, financing source, accountant, consultant, attorney or other advisor or representative.

“Reserve Amount” has the meaning set forth in Section 8.5(a).

“RSUs” means restricted stock units that entitle the holder thereof to shares of Company Common Stock or cash equal to or based on the value of shares of Company Common Stock.

“S&P” has the meaning set forth in Section 2.5(b)(ii).

“SEC” means the Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 2.4.

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

“Shortfall” has the meaning set forth in Section 2.7(h).

“Software” means all computer software, including, but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Specified Liability Letter” means the letter being delivered by Parent to the Company on the date of this Agreement.

“Stock Certificates” has the meaning set forth in Section 2.3(e).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 8.6(c)(ii).

“Straddle Return” has the meaning set forth in Section 8.6(c)(ii).

“Subsidiary” means, with respect to any Person, any entity of which such Person owns, directly or indirectly, more than 50% of the outstanding securities or other ownership interests generally entitled to vote for the election of the board of directors or other body performing similar functions.

“Survival Period” has the meaning set forth in Section 8.1.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Accountant” has the meaning set forth in Section 8.6(c)(iii).

“Tax Loss” has the meaning set forth in Section 8.6(a).

“Tax Losses” has the meaning set forth in Section 8.6(a).

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means (a) any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto), and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Terminating Company Breach” has the meaning set forth in Section 7.1(c).

“Terminating Newco Breach” has the meaning set forth in Section 7.1(d).

“Third Party Proceeding” has the meaning set forth in Section 8.3(a).

“Threshold Amount” has the meaning set forth in Section 8.4(a).

“Total Consideration” has the meaning set forth in Section 2.1(a)(1).

“Trade Secrets” means all confidential or proprietary inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and information.

“Transaction Agreement” means the Transaction Agreement among Parent and the Principal Stockholders, dated the date hereof.

“Transactions” has the meaning set forth in Section 1.1.

“Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Unclaimed Amounts” has the meaning set forth in Section 2.5(d).

“Union” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) AFL-CIO, CLC.

“Voting Company Debt” has the meaning set forth in Section 3.3.

“Written Consent” has the meaning set forth in Section 7.1(g).

Section 9.4                                      Amendment; Waivers, etc.

(a)                                  This Agreement may be amended by the parties at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)                                 At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(c)                                  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 9.5                                      Interpretation; Disclosure Schedules.

(a)                                  Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to the Company Disclosure Schedule refer to the Company Disclosure Schedule attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, and (vi) each reference to “herein” means a reference to “in this Agreement.”

(b)                                 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The terms defined herein and in any other Ancillary Agreement include the plural as well as the singular and the singular as well as the plural.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.  All references to “$”or “dollars” shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified.

(c)                                  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

(d)                                 Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18th is March 18th, and one month following March 31st is May 1st.

(e)                                  Any matter set forth in any section of the Company Disclosure Schedule shall be deemed set forth in all other sections of the Company Disclosure Schedule to the extent the applicability of such matter is reasonably apparent.  The inclusion of any information (including dollar amounts) in any Section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed on such Section of the Company Disclosure Schedule or is material to or outside the ordinary course of the business of the Company or any Company Subsidiary, as applicable.  The information contained in this Agreement, the Exhibits hereto and the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

(f)                                    From and after the date of this Agreement and until the Effective Time, the Company shall promptly supplement or amend the Company Disclosure Schedule to account for any condition or event that arises after the date hereof that would reasonably be anticipated to render a closing condition under Section 6.2(a), (b), (d) or (h) hereof incapable of fulfillment; provided, however, that such amendment or supplement (including supplements or amendments reflected in any certificate delivered on the Closing Date) shall not unless specifically waived in writing by Parent (i)  disclose any condition or event that has arisen as a result of a violation by the Company, any Company Subsidiary or the Stockholder Representative of any covenant contained in this Agreement or (ii) (a) affect or qualify the representations and warranties of the Company and the Company Subsidiaries hereunder, (b) affect any condition to Closing set forth in Article VI or (c) otherwise limit or affect the remedies available to Parent or Newco hereunder.

Section 9.6                                      Severability.  If any term or other provision (or portion thereof) of this Agreement, or the application of any such term or other provision (or portion thereof) to any person, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law, or public policy, such circumstances shall not have the effect of rendering such term or provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other term or provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.  Upon such determination that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7                                      Counterparts; Effectiveness.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties.  Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.8                                      Entire Agreement; No Third-Party Beneficiaries.  The Ancillary Agreements, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 5.12 and Article VIII, (it being agreed that the rights in Article VIII may be exercised on behalf of third parties only by the Stockholder Representative), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 9.9                                      Governing Law.  Except to the extent relating to the consummation of the Merger, which shall be consummated in accordance with the DGCL, this Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect, and in all other respects by the internal Laws of the state of New York applicable to contracts made in that state, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.10                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or otherwise transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Notwithstanding the foregoing, without the consent of the Company, Newco or Parent may transfer or assign (including by way of a pledge), in whole or from time to time in part, (i) to one or more of its Affiliates, the right to purchase all or a portion of the shares of capital stock of the Company or any Company Subsidiary, (ii) to any acquirer of all or substantially all of the assets or shares of capital stock (or other ownership interests) of the Company or any Company Subsidiary (whether by asset purchase, stock purchase, merger, consolidation or otherwise), any or all of its rights hereunder (including its rights to seek indemnification hereunder) or (iii) to its lenders or other financing sources any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security, provided that, in the case of clauses (i) and (iii), no such transfer or assignment will relieve Newco, the Surviving Corporation or Parent of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Newco shall also apply to any such assignee unless the context otherwise requires.  Except as otherwise set forth above, any purported assignment without such consent shall be void.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs, and assigns.

Section 9.11                                Enforcement; Jurisdiction; Waiver of Jury Trial.

(a)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Ancillary Agreement and to enforce specifically the terms and provisions of each Ancillary Agreement in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)                                 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for purposes of any claim, action or proceeding arising out of this Agreement or any other transaction contemplated hereby.  Each party hereto agrees to commence any such claim, action or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any claim, action or proceeding commenced in such courts is brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 9.1 above shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 9.11 or otherwise.

(c)                                  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY ANCILLARY AGREEMENT OR ANY TRANSACTION.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Newco, the Company and the Stockholder Representative have duly executed this Agreement, all as of the date first written above.

RANK GROUP LIMITED

By:
Name:
Title:

PACKAGING HOLDINGS, INC.

By:
Name:
Title:

BLUE RIDGE HOLDING CORP.

By:
Name:
Title:

KPS SPECIAL SITUATIONS FUND, L.P., solely in its capacity as the Stockholder Representative

By:	KPS Investors, LLC, its general partner

By:
Name:
Title:

Exhibit A

SECOND RESTATED CERTIFICATE OF INCORPORATION

of

BLUE RIDGE HOLDING CORP.

The undersigned President of Blue Ridge Holding Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:       The Corporation’s name is Blue Ridge Holding Corp.  The original Certificate of Incorporation was filed with the Secretary of State on March 17, 1999 under the Corporation’s original name, Carolina Paper Products Holding Corp.  A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 22, 2002 (the “First Restated Certificate of Incorporation”).

SECOND:   The Second Restated Certificate of Incorporation amends the First Restated Certificate of Incorporation of the Corporation, as now in effect, and restates and integrates into a single instrument all of the provisions as so amended.  The Second Restated Certificate of Incorporation was proposed by the Board of Directors and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).  Prompt written notice of the adoption of the Restated Certificate of Incorporation has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law.  The Restated Certificate of Incorporation is as follows:

1.             Name.  The name of the corporation is Blue Ridge Holding Corp. (the “Corporation”).

2.             Address; Registered Office and Agent.  The address of the Corporation’s registered office is 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is National Corporate Research, Ltd.

3.             Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.             Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is twelve million six-hundred-three thousand and six hundred (12,603,600) shares, consisting of twelve million six hundred thousand (12,600,000) shares of Common Stock of the par value of One Cent ($0.01) each (the “Common Stock”) and three thousand six hundred (3,600) shares of Preferred Stock of the par value of one cent ($0.01) each.

5.             Designation of Classes; Relative Rights, Etc.  The designation, relative rights, preferences and limitations of the shares of each class are as follows:

5.1           Preferred Stock Designation.  There shall be hereby established a series of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  The authorized number of shares of Series A Preferred

Stock shall be 3,600.  The liquidation preference of the Series A Preferred Stock shall be $10,000 per share (the “Liquidation Preference”).

5.2           Rank.  The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to (a) all classes of common stock of the Corporation (including, the Common Stock) and (b) each other class or series of Capital Stock of the Corporation hereafter created (the Common Stock and each other class or series of Capital Stock of the Corporation are hereinafter collectively referred to as the “Junior Stock”).

5.3           Dividends.

(a)           The holders of the outstanding shares of Series A Preferred Stock shall not be entitled to receive dividends.

(b)           So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (all such payments and other actions set forth above in this Section 5.3(b) being collectively referred to as “Restricted Junior Payments”).  The foregoing provisions will not prohibit any of the following:  (i) the payment of dividends or other distributions on Junior Stock in the form of additional shares of Junior Stock; (ii)

the redemption or repurchase of shares of Junior Stock (and any warrants, rights, calls or options exercisable for or convertible into shares of Junior Stock) previously issued to any of the Corporation’s executive officers or employees pursuant to any employee stock ownership plan, employee benefit, bonus plan or employment arrangement; and (iii) the redemption or repurchase of shares of Junior Stock pursuant to the Stockholders Agreement.

5.4           Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock.  Except as provided in the preceding sentence, holders of the Series A Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.  If upon any liquidation, winding up or dissolution of the Company, the assets of the Corporation are not sufficient to pay in full the foregoing liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock, then the holders of all shares of Series A Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

(b)           For the purposes of this Section 5.4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the affairs of the Corporation in which event the provisions of Section 5.6, if applicable, and not this Section 5.4, shall apply).

5.5           Optional Redemption.

(a)           To the extent not prohibited under the Credit Agreement, the Corporation, at its option, may redeem at any time, in whole or in part, in the manner provided in Section 5.5(b), from any source of funds legally available therefor, any or all of the shares of Series A Preferred Stock, at a redemption price per share equal to the Liquidation Preference (the “Optional Redemption Price”).

(b)           At least thirty (30) days and not more than sixty (60) days before the date fixed by the Corporation for the redemption of the Series A Preferred Stock (the “Optional Redemption Date”), the Corporation shall mail a notice of Redemption (the “Optional Redemption Notice”) by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption at such holder’s address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective.  The Optional Redemption Notice shall state:

(i)            that the Corporation is exercising its option to redeem the Series A Preferred Stock;

(ii)           the Optional Redemption Price;

(iii)          whether all or less than all of the outstanding shares of the Series A Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed;

(iv)          the number of shares of Series A Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

(v)           the Optional Redemption Date; and

(vi)          that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner designated, his or her certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)           In the event of an optional redemption pursuant to Section 5.5(a) of only a portion of the then outstanding shares of the Series A Preferred Stock, the Corporation shall effect such redemption pro rata to the nearest whole share according to the number of shares held by each holder of the Series A Preferred Stock.

(d)           Each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full Optional Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

(e)           Unless the Corporation defaults in the payment of the Optional Redemption Price, the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the Optional Redemption Price.

5.6           Change of Control.

(a)           Subject to the Credit Agreement, upon the occurrence of a Change of Control, the holders of Series A Preferred Stock shall be entitled to receive, from any source of funds legally available therefor, the Liquidation Preference and shall not be entitled to further participation or payment in respect of shares of Series A Preferred Stock, provided that notwithstanding anything in this Second Restated Certificate of Incorporation to the contrary, in the event of the consummation of the merger contemplated by that Agreement and Plan of Merger, dated as of June 13, 2007, by and among Rank Group Limited, Packaging Holdings Inc, the Corporation and, solely in its capacity as the Stockholder Representative, KPS Special Situations Fund, L.P., (the “Merger Agreement”), the holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock the sum of (i) the Per Share Initial Preferred Stock Amount (as defined in the Merger Agreement), which, for the avoidance of doubt, is the amount of the Liquidation Preference, reduced by the amount of certain escrow and administrative expense accounts and (ii) the Per Share Additional Preferred Stock Consideration (as defined in the Merger Agreement), which, for the avoidance of doubt, is the portion of such escrow and administrative expense accounts, if any, as may become payable to the holders of the Series A Preferred Stock in accordance with the terms of the Merger Agreement.  In the case of a Change of Control transaction resulting from a merger (including a merger pursuant to the Merger Agreement), the Series A Preferred Stock shall automatically be converted into the right to receive the amount of such Liquidation Preference (or the amount referred to in the proviso to the immediately preceding sentence, in the case of the merger contemplated by the Merger Agreement) upon the consummation of such merger without further action by any holder of Series A Preferred Stock.

(b)           To the extent that any securities laws or regulations conflict with the foregoing, such laws and regulations shall control.

5.7           Voting Rights.  The holders of Series A Preferred Stock, except as otherwise required under Delaware law, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, provided however, that the holders of the Series A Preferred Stock shall be entitled to vote as a class upon a proposed amendment of this Certificate of Incorporation, if such amendment would increase or decrease the aggregate number of shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to effect the class of Series A Preferred Stock adversely.

5.8           Reissuance of Series A Preferred Stock.  Shares of Series A Preferred Stock that have been redeemed or otherwise acquired by the Corporation in any manner shall be retired and canceled.

5.9           Business Day.  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

5.10         Definitions.  As used in this Section 5, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 29, 1999, among the Corporation, the Operating Company and Champion.

“Board of Directors” shall have the meaning ascribed to it in the first paragraph of this Resolution.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Champion” shall mean Champion International Corporation, a New York corporation, or any successor entity.

“Change of Control” shall mean (i) the closing of any transaction (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (A) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than KPS or its Affiliates) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then issued and outstanding shares of Common Stock or (B) the liquidation, dissolution or winding up of the affairs of the Corporation, or any other distribution made, in connection with the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation and its subsidiaries to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than any such sale, lease, exchange, conveyance, transfer or other disposition to, or to any such “group” that is controlled by, KPS or its Affiliates; (ii) the consummation of an initial public offering of the Common Stock, pursuant to the Securities Act of 1933, as amended; or (iii) the failure of the Corporation to own directly 100% of the issued and outstanding shares of Capital Stock of the Operating Company.

“Credit Agreement” means that certain Credit Agreement dated as of December 17, 2003 by and among Blue Ridge Paper Products, Inc., General Electric Capital Corporation, the other credit parties and lenders signatory thereto, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Implied Equity Value” means:

(i)            in connection with any transaction governed by clause (i)(A) of the Change of Control definition, the amount equal to the product of (a) the value of the net consideration received by the holders of Common Stock in such transaction less the amount of contingent purchase price payments to Champion pursuant to Section 3.4 of the Asset Purchase Agreement and (b) a fraction, the numerator of which is the total number of shares of Common Stock outstanding and the denominator of which is the total number of shares of Common Stock sold in such sale;

(ii)           in connection with an asset sale described in clause (i)(B) of the Change of Control definition, an amount equal to the excess of (a) the sum of (x) the net value of the consideration distributed to the holders of Common Stock and (y) the net fair market value of the assets retained by the Corporation and its subsidiaries and (b) the amount of contingent purchase price payments to Champion pursuant to Section 3.4 of the Asset Purchase Agreement;

(iii)          in connection with an initial public offering of Common Stock, an amount equal to the product of (a) the public offering price per share as set forth on the cover of the registration statement of the Corporation as declared effective by the Securities Exchange Commission and (b) the total number of shares of Common Stock outstanding after the consummation of such Offering; or

(iv)          in the case of a transaction described in clause (iv) of the Change of Control definition, in the manner determined in good faith by the Board of Directors.

In the case of any dispute as to the calculation of the Implied Equity Value, the decision by the Board of Directors of the Corporation shall be final and dispositive, so long as such decision is made in good faith.

“Junior Stock” shall have the meaning ascribed to it in paragraph 5.2 hereof.

“KPS” means collectively, KPS Special Situations Fund, L.P., a Delaware limited partnership and KPS Supplemental Fund, L.P., a Delaware limited partnership.

“Liquidation Preference” shall have the meaning ascribed to it in Section 5.1 hereof.

“Operating Company” shall mean Blue Ridge Paper Products Inc., a Delaware corporation.

“Optional Redemption Date” means, with respect to any shares of Series A Preferred Stock, the date on which such shares are to be redeemed by the Corporation pursuant to paragraph 5.5 hereof.

“Optional Redemption Notice” shall have the meaning ascribed to it in Section 5.5(b) hereof.

“Optional Redemption Price” shall have the meaning ascribed to it in Section 5.5(a) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 5.1 hereof.

“Series A Preferred Stock Issue Date” means the date on which the Series A Preferred Stock is originally issued by the Corporation.

“Stockholders Agreement” shall mean the Stockholders’ Agreement, dated as of May 14, 1999, among the Corporation and the shareholders listed therein.

“Subsidiary” means with respect to any Person any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect the board of directors or other persons performing similar functions of such corporation, partnership or other entity directly or indirectly are owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

5.11         Common Stock.  Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or hereunder, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation.  Except as otherwise provided herein, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to receive such dividends as from time to time may be declared by the Board of Directors.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled pursuant hereto, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

5.12         Consideration.  Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

6.             Election of Directors.  Members of the Board of Directors of the Corporation (the “Board”) may be elected either by written ballot or by voice vote.

7.             Limitation of Liability.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.             Indemnification.

8.1           To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges).  Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

8.2           The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

8.3           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

8.4           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

8.5           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

8.6           The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound.  No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

8.7           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction.  The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation.  Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled.  Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

8.8           Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

8.9           Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought.  Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

8.10         Adoption, Amendment and/or Repeal of By-Laws.  The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

IN WITNESS WHEREOF Blue Ridge Holding Corp. has caused this certificate to be signed by [            ], its [          ], this        day of               , 200  .

BLUE RIDGE HOLDING CORP.

By:
Name:
Title:

Exhibit B

 CERTIFICATE OF MERGER

OF

PACKAGING HOLDINGS INC.

WITH AND INTO

BLUE RIDGE HOLDING CORP.

(Under Section 251 of the General
Corporation Law of the State of Delaware)

Blue Ridge Holding Corp., a Delaware corporation, hereby certifies that:

1.               The name and jurisdiction of incorporation of each of the constituent corporations are as follows:

(a)                                  Packaging Holdings Inc., a Delaware corporation (“Newco”); and

(b)                                 Blue Ridge Holding Corp., a Delaware corporation (the “Company”).

2.               The Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 13, 2007, by an among Rank Group Limited, a New Zealand company, Newco, the Company and, solely in its capacity as the Stockholder Representative, KPS Special Situations Fund, L.P., a Delaware limited partnership, setting forth the terms and conditions of the merger of Newco with and into the Company with the Company continuing as the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

3.               The name of the surviving entity shall be Blue Ridge Holding Corp. (the “Surviving Corporation”).

4.               At the effective time of merger herein certified, the Second Restated Certificate of Incorporation of the Company as in effect immediately prior to the merger shall be the certificate of incorporation of the Surviving Corporation.

5.               The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 41 Main Street, Canton, North Carolina 28716.

6.               A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

B-1

IN WITNESS WHEREOF, this certificate has been executed as of this        day of       , 200   by the undersigned.

BLUE RIDGE HOLDING CORP.

By:
Name:
Title:

B-2